Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

Execution Draft

MASTER COLLABORATION AGREEMENT

This Master Collaboration Agreement (this “Agreement”) is effective March 1, 2016, (the “Effective Date”), by and between Ventana Medical Systems, Inc., a Delaware corporation with offices located at 1910 E. Innovation Park Drive, Tucson, AZ 85755 USA (“Ventana”), and Blueprint Medicines Corporation, a Delaware corporation with offices located at 38 Sidney Street, Suite 200, Cambridge, MA 02139 USA (“Blueprint”).

Whereas, Ventana is engaged in the business of research, development, manufacture and Commercialization of in vitro, complementary and companion diagnostics in relation to the pharmaceutical industry;

Whereas, Blueprint is engaged in the research, development, manufacture and Commercialization of pharmaceutical and biological products and methods to treat patients with pharmaceutical products;

Whereas, from time to time Blueprint wishes to engage Ventana on the following terms and conditions in relation to one or more projects connected with the creation of in vitro, complementary or companion diagnostics for one or more Blueprint Products; and

Whereas, from time to time Ventana wishes to engage Blueprint on the following terms and conditions in connection with such projects.

Now, therefore, the Parties agree as follows:

1.          DEFINITIONS

In this Agreement the following terms, when capitalized, shall have the following meanings:

1.1.       “AAA” has the meaning set forth in Section 15.2.

1.2.       “Activities” means the activities to be performed by either Party under a particular Project Schedule.

1.3.       “Affiliate” shall mean: (i) an organization, which directly or indirectly controls a Party to this Agreement, (ii) an organization, which is directly or indirectly controlled by a Party to this Agreement, and (iii) an organization which is controlled directly or indirectly by the ultimate parent company of a Party, where “control” as per (i) to (iii) is defined as owning fifty percent or more of the voting stock of a company or by having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization.  With respect to Ventana, the term “Affiliate” shall include neither Chugai nor Foundation (nor their respective subsidiaries) unless Ventana opts for such inclusion of Chugai or Foundation by giving written notice to Blueprint.

1.4.       “Agreement” has the meaning set forth in the first paragraph of this Agreement.

1.5.       “Annotated Data” means patient information associated with each Sample provided by or on behalf of Blueprint to Ventana for use in a Project under this Agreement; all such Annotated Data shall be Highly Sensitive Data of Blueprint.

1.6.       “Applicable Laws” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county,

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[Confidential and Proprietary Information of Blueprint and Ventana]

city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the regulatory authorities that may be in effect from time to time.

1.7.       “Assay” means an assay, which may be “Research Use Only” assay in a pre-clinical setting, or which may be an IVD, a complementary diagnostic, or a companion diagnostic (or an investigational or prototype version of the foregoing) that is directed to one or more Biomarkers, and shall include any biological materials, associated reagents, procedures, instrumentation and/or software necessary to perform the Assay, but shall exclude any Samples that the Assay is intended to test.

1.8.       “Background Intellectual Property” means Intellectual Property, which is Controlled by a Party or its Subsidiaries, and (i) is in existence as of the effective date of the respective Project Schedule, or (ii) is conceived, discovered, reduced to practice or writing, generated or developed by such Party or its Subsidiaries, or otherwise coming into the Control of a Party or its Subsidiaries, during the Term independently of the respective Project, excluding Inventions and Project Results.

1.9.       “Biomarker” means one or more specific genes, genetic sequences, proteins or biomarkers.

1.10.     “Biomarker Data” means data (or the results of analysis thereof) consisting of determinations of genomic alterations or variations that is derived from Samples or Clinical Trials using a Ventana Assay in the course of Development Activities performed under any Project Schedule, including any such data with respect to the relationship of a Biomarker to the presence, absence or risk of a specific disease or condition.  Biomarker Data shall not include any Clinical Outcomes Data or other data pertaining to the Blueprint Compound.

1.11.     “BLA” or “Biologics License Application” is a request for permission to introduce, or deliver for introduction, a biologic product into interstate commerce pursuant to the FD&C Act.

1.12.     “Blueprint Background Intellectual Property” means Background Intellectual Property in the Diagnostic Field which is Controlled by Blueprint (or a Blueprint Subsidiary) consisting of Know-How about an Assay or Biomarker that relates to the Blueprint Product that is necessary for the performance by Ventana of Activities under a particular Project Schedule, excluding, for clarity, any Inventions, Project Results and Specific Diagnostic Intellectual Property.

1.13.     “Blueprint Compound” means: (i) a biological or chemical substance that is the active ingredient used or contained in a therapeutic product that is identified as the subject of a Project Schedule, and (ii) backup compounds to (i);  […***…].

1.14.     “Blueprint Indemnitee” has the meaning set forth in Section 14.1.

1.15.     “Blueprint Inventions” has the meaning set forth in Section 8.4.

1.16.     “Blueprint Product” means any pharmaceutical product containing a Blueprint Compound.

1.17.     “Blueprint Project Results” has the meaning set forth in Section 8.2.

1.18.     “Blueprint Trademark Rights” means any Trademark Rights used by Blueprint or its Affiliates in connection with the commercialization of the Blueprint Product (other than the Trademark Rights or corporate names Controlled by Ventana and its Affiliates) that are Controlled by Blueprint or its Affiliates as of the Effective Date or at any time during the Term.

1.19.     “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York are permitted or required to be closed.

1.20.     “cGCP” means the current good clinical practice applicable to the clinical development of any Blueprint Product or Ventana IVD used in a Project under Applicable Laws, including 21 CFR Parts 50, 54, 56, 312, and 812, as may be applicable, and applicable guidance documents published by the FDA and international standards.

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1.21.     “cGMP” or “Good Manufacturing Practices” means the standards that apply to the design and manufacture of any Blueprint Product or Ventana IVD used in a Project, including 21 CFR Parts 210, 211 and 820, as may be applicable, as well as all applicable guidance published from time-to-time by the FDA and the International Conference on Harmonisation (“ICH”) Guidelines ICHQ7A Good Manufacturing Practice Guidance for API or the principles and guidelines of Good Manufacturing Practices for Medicinal Products as defined with EC Directive 2003/94/EC and associated EC Guide to Good Manufacturing Practice.

1.22.     “Chugai” means Chugai Pharmaceutical Co., Ltd, with offices located at 1-1 Nihonbashi-Muromachi 2-Chome, Chuo-ku, Tokyo 103-8324, Japan, and its Subsidiaries, but excluding in any event Spring or any of its Subsidiaries.

1.23.     “Clinical Outcomes Data” means data (or the results of analysis thereof) from Clinical Trials conducted by or on behalf of Blueprint or any of its Affiliates that is useful to select patients that will benefit from the use of, to de-select patients that will not benefit from the use of, or for whom the risks of use of the Blueprint Product would outweigh the benefits from, to determine or predict disease prognosis from the use of, or to otherwise affect health outcomes associated with, in each case, the Blueprint Product or with respect to any other therapeutic product used in combination with the Blueprint Product.  For clarity, all such Clinical Outcomes Data shall be Highly Sensitive Data of Blueprint.

1.24.     “Clinical Trial” means a clinical trial involving the Ventana IVD or the Blueprint Product that is referenced in a Project Schedule, including an investigation involving human subjects of a Blueprint Product undertaken or sponsored by Blueprint as part of the development of such pharmaceutical product to obtain information relating to patient outcome or selection for therapy with such pharmaceutical product, which includes the use of the Ventana IVD or any prototype of it developed in the respective Project.

1.25.     “Commercialization” and “Commercialize” shall refer to all activities (including Activities) undertaken relating to the pre-marketing, marketing, distribution, importing/exporting, offering for sale, sale and support of a Blueprint Product or Ventana IVD, and manufacturing or having manufactured) a Blueprint Product or Ventana IVD for such purposes.

1.26.     “Commercialization Plan” has the meaning set forth in Section 5.6.

1.27.     “Commercially Reasonable Efforts” means, with respect to a Party’s Activities, good faith use of the efforts and resources which would customarily be used by that Party in performing those same Activities at an arms-length basis for Third Parties and its Affiliates;  […***…].

1.28.     “Committee” means the JSC, JDC, JCC, JPC or any other committee established by the JSC; “Committees” means two or more of the foregoing.

1.29.     “Confidential Information” means: (i) confidential and proprietary data and information of a Party, which is provided by or on behalf of such Party to the other Party in connection with this Agreement, whether prior to, on or after the Effective Date, including data and information relating to any Assay, diagnostic, Biomarker, compound (including the Highly Sensitive Data), Materials, research project, work in process, future development, scientific, engineering, launch, manufacturing, marketing, business plan, financial or personnel matter relating to such Party, its present or future products, sales, suppliers, customers, employees, investors and business, and (ii) the terms and conditions of this Agreement and any Project Schedule; provided,  however, that, except in the case of Highly Sensitive Data, all such information is marked or described in writing as “confidential”, “proprietary” or the like.  Notwithstanding the foregoing, Confidential Information shall not include Joint Project Results or Joint Inventions, which shall be subject to Section 7.7.

1.30.     “Contract Laboratories” has the meaning set forth in Section 4.6.

1.31.     “Control” or “Controlled” means, with respect to any Intellectual Property, item of information or other intangible right, possession of the right, whether directly or indirectly, and whether by

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ownership, license or otherwise, to grant the other Party access, a license or sublicense, as provided for herein, without violating the terms of any written agreement with any Third Party,  […***…].

1.32.     “Cutoff Value” means, with respect to the Blueprint Product and any Ventana Assay, any proposed or established cutoff value(s) for use in scoring results including that serves as thresholds for determining positive and negative results.

1.33.     “Deliverables” means the data or Materials to be provided by either Party in connection with a particular Project.

1.34.     “Development Activities” means the Activities consisting of or directed to development, optimization, validation or clinical testing of, or obtaining Regulatory Approval for, the Blueprint Product or the Ventana Assay, to be performed by either Party under a particular Project Schedule; provided,  however, that in the case of Blueprint with regard to any Clinical Trial it carries out under a Project Schedule, Development Activities shall be deemed to include only those aspects of such Clinical Trial relating to the use of any Ventana Assay or the validation of any Ventana Assay for use with the Blueprint Product.

1.35.     “Diagnostics Field” means in vitro testing for research use, or exploratory use, or as a clinical diagnostic for use in the diagnosis or on-going evaluation of a disease or medical condition, including the prediction or monitoring of a response to a therapeutic agent, selection for therapy and also use as an in vitro diagnostic.

1.36.     “Disclosing Party” means, with respect to Confidential Information and Materials, the Party providing such Confidential Information or Materials to the other Party.

1.37.     “Dispute” has the meaning set forth in Section 15.1.

1.38.     “Divisional Affiliate” means, with respect to:

1.38.1.     Ventana, (i) those Affiliates that are not engaged in the Pharmaceutical Field, or (ii) other Affiliates whose services Ventana requires to perform its obligations hereunder, provided that in the case of any Affiliate covered by clause (ii), Ventana shall be subject to the covenant set forth in Section 16.3.1.  Notwithstanding part (ii) of this Section 1.38.1, neither Genentech, Roche’s pharmaceutical group nor Chugai shall be considered Ventana’s Divisional Affiliates under this Agreement.

1.38.2.     Blueprint, (i) those Affiliates that are not engaged in the provision of services in the Diagnostic Field, or (ii) other Affiliates whose services Blueprint requires to perform its obligations hereunder, provided that in the case of any Affiliate covered by clause (ii), Blueprint shall be subject to the covenant set forth in Section 16.3.2.

1.38.3.     For purposes of this Section 1.38 and also Section 16.3: (i) the provision of diagnostic products or services by Ventana (or its Affiliates) to a Person in the Pharmaceutical Field shall not be construed as being engaged in the Pharmaceutical Field, and (ii) Blueprint’s (or its Affiliates’) research and development activities in the Diagnostic Field, obtaining of products and services from a Person in the Diagnostic Field, or promoting an Assay for use with its therapeutic products, shall not be construed as being engaged in the Diagnostic Field.

1.39.     “Drug Development Failure” means that Blueprint has: (i) discontinued development of the Blueprint Compound in the applicable Indication for any reason (e.g., as a result of safety, efficacy or other technical issues, as a result of intellectual property issues or in the event that Blueprint reasonably determines that further development or commercialization of the Blueprint Product is not commercially reasonable), and (ii) if applicable, withdrawn or will withdraw at an appropriate time relative to the ongoing clinical trials any applicable INDs and/or clinical trial applications for the applicable Indication with respect to the Blueprint Product.

1.40.     “Drug Specific Assay Matters” means the following matters: (i) the Cutoff Value(s); and

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(ii) those aspects of the fourth module of the PMA to the extent related to the safety or efficacy of the Blueprint Product.

1.41.     “EEA” means the European Economic Area as its membership may be constituted from time to time, and any successor thereto, and which, as of the Effective Date, is comprised of the members of the European Union together with Iceland, Liechtenstein and Norway.

1.42.     “Effective Date” has the meaning set forth in the first paragraph of this Agreement.

1.43.     “European Union” means the European Union as its membership may be constituted from time to time, and any successor thereto, and which, as of the Effective Date, consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

1.44.     “FDA” means the United States Food and Drug Administration and any successor agency.

1.45.     “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.46.     “Force Majeure Event” has the meaning set forth in Section 16.5.

1.47.     “Foundation” means Foundation Medicine, Inc., with offices located at 150 Second Street, Cambridge, MA 02141, USA, and its Subsidiaries, but excluding in any event Spring or any of its Subsidiaries.

1.48.     “Genentech” means Genentech, Inc., with offices located at 1 DNA Way, South San Francisco, CA 94080, USA, and its Subsidiaries, but excluding in any event Spring or any of its Subsidiaries.

1.49.     “Generic Leftover Materials” are Materials that: (i) are not attributable to, or associated with, the Disclosing Party, and (ii) need not be used by the Receiving Party to satisfy the purpose for which the Disclosing Party disclosed the Materials.

1.50.     “Highly Sensitive Data” has the meaning set forth in Section 7.2.

1.51.     “Hybridoma” means a hybridoma or cell line that expresses an antibody necessary for production or use of an Assay, and all Know-How therewith, relating to the use of such hybridoma.

1.52.     “Indemnitee” has the meaning set forth in Section 14.3.

1.53.     “Indemnitor” has the meaning set forth in Section 14.3.

1.54.     “Independent Development” has the meaning set forth in Section 11.2.

1.55.     “Indication” means any disease or condition that a product can be used to treat or prevent, which use is the subject of a Regulatory Approval.

1.56.     “Intellectual Property” means all intellectual property rights, including rights to Patents, Know-How, utility models, registered designs, design rights, copyrights, copyright registrations and trade secrets, and similar intellectual property rights; provided,  however, that “Intellectual Property” shall not, unless clearly indicated to the contrary, include names, logos, trademarks, trade dress and service marks.

1.57.     “Invention” shall mean any inventions or discoveries, whether or not patentable, first conceived or reduced to practice by employees or agents of either Party or its Divisional Affiliates or jointly by employees or agents of both Parties or their Divisional Affiliates in the course of Development Activities performed under any Project Schedule, together with all Patents (including applications) claiming or covering such inventions or discoveries and all other intellectual property rights with respect thereto.

1.58.     “IRB” means an Institutional Review Board, independent ethics committee, or any equivalent authority.

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1.59.     “IVD” or “in vitro diagnostic” means: (i) in the United States, an Assay intended for use in the disease prognosis or treatment selection / prediction, including a determination of the state of health, in order to cure, mitigate, treat, or prevent disease or its sequelae, as more fully defined in 21 C.F.R. § 800 et seq., including so-called complementary diagnostics (e.g., those used to identify patients whose Biomarker status is associated with a changed therapeutic response), companion diagnostics for a pharmaceutical product as defined in FDA’s “Draft Guidance for Industry and Food and Drug Administration Staff - In Vitro Companion Diagnostic Devices”, (ii) in the European Union, an in vitro diagnostic medical device as defined in the European directive 98/79/EC, and (iii) any similar definitions set by Regulatory Authorities in Markets outside of the United States and the European Union.

1.60.     “Joint Invention” has the meaning set forth in Section 8.4.

1.61.     “Joint Project Patents” has the meaning set forth in Section 8.7.2.

1.62.     “Joint Project Results” has the meaning set forth in Section 8.2.

1.63.     “JSC”, “JDC”, “JCC”, and “JPC” or “Joint Steering Committee”, “Joint Development Committee”, “Joint Commercialization Committee” and “Joint Patent Committee” have their respective meanings set forth in Sections 10.2.1, 10.3.1, 10.4.1 and 10.5.1.

1.64.     “Know-How” means any information, improvements, practices, formulae, trade secrets, techniques, procedures, information regarding marketing, pricing, distribution, cost, sales or methods, manufacturing procedures and specifications, and test data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information); provided,  however, that Know-How does not include Patents or Highly Sensitive Data.

1.65.     “Labeling” (i) in the United States, the Product Insert that conforms to 21 CFR Part 201.57 for the Blueprint Product and proposed or approved Instructions For Use for the Ventana IVD that conforms to 21 CFR 801 that is approved by FDA or included in any Regulatory Documentation; (ii) outside the United States, Product inserts that conform to similar analogous standards of Regulatory Authorities.

1.66.     “Laboratory Developed Test” means an in vitro diagnostic test that is designed, validated, and performed within a single laboratory and otherwise complies with FDA’s guidance with respect to LDTs.

1.67.     “Liabilities” has the meaning set forth in Section 14.1.

1.68.     “Markets” means the countries set forth and designated as such in a Project Schedule.

1.69.     “Materials” means Samples, biological materials, compounds, reagents, and supplies that one Party delivers or causes to be delivered to the other Party in connection with a Project.

1.70.     “Milestone” means a milestone event specified in a Project Schedule that triggers a payment obligation on the part of Blueprint.

1.71.     “Package Instructions” means instructions and/or restrictions placed on Materials, including, as applicable, Labeling on Materials that have received Regulatory Approval.

1.72.     “Party” means Blueprint or Ventana as the context requires and “Parties” means both Blueprint and Ventana; provided,  however, if consented to by both Parties in writing, a Party’s Divisional Affiliate may execute a Project Schedule that is subject to the terms and conditions of this Agreement; and provided,  further, that the rights and obligations of a Party (or, if applicable, such Party’s Divisional Affiliate) shall apply only with respect to those Project Schedules that have been executed by such Party or Divisional Affiliate.

1.73.     “Patent” means any existing or future: (i) national, regional or international patent or patent application in any jurisdiction (including any provisional, divisional, continuation, continuation-in-part,

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non-provisional, converted provisional, or continued prosecution application, any utility model, petty patent, design patent or certificate of invention), (ii) any extension, restoration, revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications, and (iii) any ex-U.S. equivalents corresponding to any of the foregoing.

1.74.     “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.75.     “Pharmaceutical Field” means the discovery, development, manufacture, use, or sale of biological or chemical substances for the medical cure, treatment, or prevention of diseases or conditions in human beings.

1.76.     “PMA” means: (i) a U.S. pre-market approval application for a Class III medical device, including all information submitted with or incorporated by reference, or (ii) any analogous application to those set forth in (i) that is filed with the relevant Regulatory Authority in a country or region in the Markets, including any supplemental applications.

1.77.     “PMA Laboratory Developed Test” means a Laboratory Developed Test for which a PMA is submitted and approved by the relevant Regulatory Authority.

1.78.     “Project” means a project in one or more of the following areas: (i) Biomarker identification and validation, (ii) prototype development of a Ventana Assay, (iii) companion diagnostic proof of concept, (iv) in vitro diagnostic development, (v) development of the Ventana Assay for use in Clinical Trials, (vi) pivotal trial support, or (vii) PMA submission; which project ultimately may result in the creation or Regulatory Approval of a Ventana IVD under this Agreement.

1.79.     “Project Results” means data, reports, Deliverables, and any other Know-How developed or produced in the course of Development Activities performed under any Project Schedule; excluding Inventions.

1.80.     “Project Schedule” means an attachment to this Agreement, as described in Section 2.2 below, containing a list of Activities, Deliverables and other terms applicable to a Project.

1.81.     “Publication” has the meaning set forth in Section 7.6.

1.82.     “Qualified Assignee” means, at the time of Blueprint’s notice under Section 16.1.2 or 16.1.3, either: (i) an Affiliate of Ventana, or (ii) a Third Party that meets each of the following qualifications: (a) it has either assets or a market capitalization equal to or greater than  […***…], (b) it is not in the business of manufacturing or selling instruments or reagents to Third Parties for use in in vitro diagnostic immunohistochemistry assays, and (c) it is not threatening to engage in litigation with Ventana, it is not then engaged in litigation with Ventana, and it has not engaged in litigation with Ventana during the prior five (5) years.

1.83.     “Reach-Through Licenses” has the meaning set forth in Section 4.4.1.

1.84.     “Receiving Party” means, with respect to Confidential Information and Materials, the Party receiving such Confidential Information or Materials from the other Party or its agents.

1.85.     “Regulatory Approval” means with respect to a regulatory jurisdiction, any and all approvals, clearances, product or establishment licenses, registrations or authorizations of any Regulatory Authority, necessary for the manufacture, use, storage, import, export, transport, or Commercialization of a product in such jurisdiction, including, where applicable, (i) pricing and reimbursement approval in such regulatory jurisdiction, (ii) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (iii) Labeling approval.  With regard to an

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IVD, Regulatory Approval includes FDA approval of a PMA (or PMA supplement, as applicable), or as applicable FDA clearance of a 510(k) notification or FDA grant of a de novo petition for reclassification, for the IVD, the issue of a CE marking declaration of conformity by or on behalf of the manufacturer of the device in the EEA and similar approvals of Regulatory Authorities in other jurisdictions in the Markets; with regard to the Blueprint Product, NDA or BLA approval granted by the FDA, and similar approvals of Regulatory Authorities in other jurisdictions in the Markets or supplementary approvals by Regulatory Authorities.

1.86.     “Regulatory Authority” means, as applicable, the FDA, the European Medicines Agency, or any other analogous regulatory authority or agency in a country or region in the Markets.

1.87.     “Regulatory Documentation” means all: (i) submissions (including all INDs, Drug Approval Applications, IDEs, 510(k)s, de novo determinations, HDEs and PMAs), registrations, licenses, authorizations and approvals (including Regulatory Approvals); and (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), including all adverse event files and complaint files, in each case ((i) and (ii)) relating to a Blueprint Product or Ventana IVD.

1.88.     “Replacement Diagnostic Solution” has the meaning set forth in Section 5.9.3.

1.89.     “Roche” means F. Hoffman-La Roche Ltd.

1.90.     “RUO Product” means a product developed under a Ventana/Blueprint Project Schedule to be offered for sale on a “research use only” basis, including an antibody or a product comprising an antibody.

1.91.     “Samples” means, to the extent that a Party delivers or causes to be delivered to the other Party hereunder: (i) human tissue samples, whether in blocks, slides, fresh or otherwise, (ii) human patient blood samples, clinical isolate, bodily fluids, cells, organs, and human-derived waste or other similar specimen samples, and (iii) any data or information associated with such Samples; provided,  however, that xenografts not identifiable as coming from a particular natural person (e.g., xenografts used as controls) shall not be included in this definition of Samples.

1.92.     “Sample Requirements” has the meaning set forth in Section 3.2.1.

1.93.     “Scoring Algorithm” means any algorithm developed by or on behalf of employees or agents of either Party or its Divisional Affiliates or jointly by or on behalf of employees or agents of both Parties or their Divisional Affiliates in the course of Development Activities performed under any Project Schedule that is used to determine the expression level of one or more Biomarkers in patients or subjects.  As used herein, “Scoring Algorithm” shall include any improvement or modification to an existing algorithm.

1.94.     “Senior Officers” has the meaning set forth in Section 15.1.

1.95.     “Specific Diagnostic Intellectual Property” means, on a Biomarker-by Biomarker-basis: (i) a Hybridoma Controlled by Blueprint which produces a Biomarker-specific antibody or a probe (or other molecule useful for imaging and/or quantifying a Biomarker) needed by Ventana to produce a Ventana Assay under a Project, (ii) Patents Controlled by Blueprint that could be asserted to prevent making, using or selling a Ventana Assay under a Project, or (iii) both (i) and (ii).

1.96.     “Spring” means Spring Bioscience Corporation with offices at 4300 Hacienda Drive, Pleasanton, CA 94588 USA, a Subsidiary of Ventana.

1.97.     “Subsidiary” means any Affiliate of a Party that is directly or indirectly controlled by such Party.

1.98.     “Term” has the meaning set forth in Section 12.1.

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1.99.     “Territory” means worldwide.

1.100.     “Third Party” means any individual or entity other than Ventana, its Divisional Affiliates, Blueprint, or Blueprint’s Divisional Affiliates; for the avoidance of doubt, Genentech, Roche’s pharmaceutical group and Chugai each are deemed to be Third Parties to this Agreement.

1.101.     “Third Party Claims” has the meaning set forth in Section 14.1.

1.102.     “Third Party Intellectual Property” has the meaning set forth in Section 4.2.

1.103.     “Trademark Rights” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.104.     “Undisclosed Specific Diagnostic Intellectual Property” has the meaning set forth in Section 4.3.

1.105.     “Ventana Assay” means an Assay developed by Ventana under a Project.

1.106.     “Ventana Assay Performance Data” means all data, information, results and reports pertaining specifically to the technical performance and analytical validity of the Ventana Assay, including any such data generated during technical performance verification studies, method comparison for clinical utility demonstration, and clinical reproducibility studies.  Ventana Assay Performance Data does not include Biomarker Data.

1.107.     “Ventana Indemnitee” has the meaning set forth in Section 14.2.

1.108.     “Ventana Inventions” has the meaning set forth in Section 8.4.

1.109.     “Ventana IVD” means a Ventana Assay (including any investigational or prototype versions thereof) that is developed or Commercialized by Ventana into an IVD for use with the Blueprint Product under a Project.

1.110.     “Ventana Platform Technology” means those technologies Controlled by Ventana in the Diagnostic Field that do not necessarily relate to the individual Assay, antibodies or Biomarkers described in a Project Schedule, (e.g., hardware, detection chemistry, computer software programs for image analysis of biological systems, immunohistochemistry, in situ hybridization, automated anatomic pathology systems, Assays, diagnostic Assay development expertise, diagnostic test kits including secondary antibodies (but excluding Biomarker-specific antibodies), statistical methodologies and other formulae and analytical techniques), excluding any Biomarker Data.

1.111.     “Ventana Platform Technology Improvements” means any improvement to the Ventana Platform Technology utilized under any Project Schedule, which improvement was first conceived or reduced to practice or made by or on behalf of employees or agents of either Party or its Divisional Affiliates or jointly by or on behalf of employees or agents of both Parties or their Divisional Affiliates in the course of Development Activities performed under any Project Schedule.

1.112.     “Ventana Project Results” has the meaning set forth in Section 8.2.

1.113.     “Ventana Trademark Rights” means any Trademark Rights used by Ventana or its Affiliates in connection with the commercialization of a Ventana Assay (other than the Trademark Rights or corporate names Controlled by Blueprint and its Affiliates) that are Controlled by Ventana or its Affiliates as of the Effective Date or at any time during the Term.

1.114.     Other Definitional And Interpretative Provisions.  References herein to days means calendar days.  The words “hereof”, “herein” and “hereunder” and words of like import used in this

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Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  Any capitalized term used in any Project Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, any plural term the singular and the word “or” is used in the inclusive sense (and/or), whether or not the convention “and/or” is used in some places but not others.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  Ambiguities, if any, in this Agreement will not be construed against either Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.  In this Agreement, unless otherwise specified, the Project Schedules and other attachments hereto form part of the operative provision of this Agreement and references to “this Agreement” shall include references to the Project Schedules and such attachments, whether or not Project Schedules are expressly referenced.

2.          PROJECTS

2.1.     Responsibility.  As further specified in this Agreement and each Project Schedule, Blueprint shall be responsible for development and Commercialization of the Blueprint Compound and Ventana shall be responsible for development and Commercialization of the Ventana Assay.  Except to the extent that such an action would violate its obligations under this Agreement or a Project Schedule, Blueprint shall have final discretion with respect to all matters regarding the Blueprint Compound and Ventana shall have final discretion with respect to all matters regarding the Ventana Assay.  The Parties shall coordinate their respective Development Activities through the Joint Steering Committee, or the Joint Development Committee, as applicable.

2.2.     Project Schedules, Generally.  This Agreement governs all Projects undertaken at the times and locations specified in the Project Schedule in relation to each Project.  Ventana shall undertake the Activities and provide the Deliverables set forth in, and for which Ventana has been allocated responsibility under, the relevant Project Schedule with the standards of care and skill to be reasonably expected in the Diagnostics Field, including adherence to applicable cGCP and cGMP practices.  Blueprint shall undertake the Activities and provide the Deliverables set forth in, and for which Blueprint has been allocated responsibility under, the relevant Project Schedule with the standards of care and skill to be reasonably expected in the Pharmaceutical Field, including adherence to applicable cGCP and cGMP practices.  Blueprint shall, at its own expense, ensure that any Clinical Trial involving the use of the Ventana IVD hereunder includes all necessary IRB approvals for the Blueprint Product and reimburse Ventana for the costs of all necessary IRB approvals for the Ventana IVD.

2.3.     Negotiation of Project Schedules.  During the period commencing on the Effective Date and continuing until the fifth (5th) anniversary thereafter, the Parties may negotiate in good faith to adopt one or more Project Schedules under this Agreement.  The specific details of each Project conducted by the Parties under this Agreement shall be negotiated separately and specified in a written Project Schedule to be agreed upon and executed by both Parties.  Each Project Schedule will describe the scope of Activities, Deliverables, Project time lines and compensation terms.  Once executed by both Parties, each Project Schedule shall be incorporated in its entirety into this Agreement.  Each time that the Parties agree that a new Project should be added to and come within the scope of this Agreement, the Parties shall prepare a new Project Schedule for such Project.  Subject to the covenants of good faith and reasonableness (including those in Section 2.4), nothing herein shall create an express or implied obligation on the part of either Party to execute any particular Project Schedule.

2.4.     Scope Changes.  Each time that the Parties agree that the Activities or Deliverables should be amended or additional Activities or Deliverables should be added to and come within the scope of a

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Project under this Agreement, the Parties shall prepare and execute a revised version of the Project Schedule for such Project.  Upon a request to extend the scope of any Project to further Indications (i.e., detection of the antigen in different tissues) or to include additional Markets, Ventana shall: (i) not unreasonably withhold its consent to such extension, and (ii) reasonably discuss with Blueprint in good faith the necessary amendments to the respective Project Schedule.  The revised Project Schedule shall have added to it a description of such new or amended Activities, provisions regarding the financial consideration (if any), and other details regarding the new or amended Activities.  Ventana shall not vary from the Activities and Deliverables set out in the original Project Schedule until the Parties have agreed to do so in writing.

2.5.     Agreement Precedence.  Terms or conditions on a Project Schedule that differ from those in this Agreement take precedence over the terms and conditions in the Agreement only with respect to that particular Project Schedule, and only where the Project Schedule sets forth those terms and conditions in the Agreement that are intended to be superseded or modified for purposes of such Project Schedule.

3.          MATERIALS AND RECORDS

3.1.     Materials Delivery.  As more specifically provided in each Project Schedule, Blueprint shall provide to Ventana the Materials specified in such Project Schedule as a responsibility of Blueprint, free of charge.  If after Blueprint provides such Materials, it is determined that they do not conform to their descriptions or are not suitable for the Activities under the Project Schedule, then Blueprint shall: (i) provide new or replacement Materials or, if that is not possible, propose and discuss with Ventana in good faith an alternative, and (ii) subject to written agreement between the Parties, adjust the Project Schedule, fees and/or costs as necessary to account for any delay caused by non-conforming Materials.

3.2.       Samples.

3.2.1.     Sample Requirements.  Each Party acknowledges that certain of the Materials transferred hereunder may consist of Samples that are derived or collected from human subjects.  Each Party further acknowledges that the transfer of Samples is a highly sensitive matter, and therefore, each Party shall ensure that all Samples transferred by or on behalf of such Party to the other Party under this Agreement shall have been collected, processed, de-identified, tracked, stored, transported, manipulated and destroyed in a manner appropriate to ensure compliance with: (i) the terms and conditions of this Agreement, (ii) any applicable requirements of an IRB, and (iii) all Applicable Laws and ethical standards, including privacy and patient confidentiality laws (collectively, (i), (ii) and (iii) are referred to as “Sample Requirements”) in connection with the collection of the Samples.

3.2.2.     Treatment of Samples.  With respect to any Samples provided by or on behalf of a Party to the other Party hereunder, the providing Party shall have developed and followed such Party’s documented policies and procedures with respect to the protection of the autonomy and confidentiality of the human subjects from whom the Samples were collected in compliance with the Sample Requirements.  If collection of the Samples was subject to informed consent or required authorization, the Disclosing Party shall ensure that the scope of such informed consent or authorization is consistent with the transfer of (and the other Party’s permitted use of) the Samples (and any accompanying data) is permitted by this Agreement and is not prohibited by Applicable Law.  All Samples delivered under this Agreement shall be labelled clearly as required by any Sample Requirements.

3.2.3.     Special Case for Certain Countries.  In the event that (i) Applicable Law prohibits the export of Samples from a particular country or jurisdiction and (ii) Ventana cannot with Commercially Reasonable Efforts provide (or, with the prior written consent of Blueprint, contract with) a laboratory to test such Samples within such country or jurisdiction, the Parties shall work in good faith to discuss and implement an alternative for testing such Samples pursuant to the goals of the applicable Project Schedule.

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3.2.4.     Identifiable Healthcare Information.  The providing Party shall not, without first obtaining the other Party’s prior written consent, deliver to the other Party personally identifiable healthcare information or data relating to patients or subjects, in connection with the Samples or otherwise.

3.3.       Use Restrictions.

3.3.1.     Permissible Uses.  Each Receiving Party shall handle, store and use the Materials provided to it by or on behalf of the other Party in accordance with Applicable Laws, the relevant informed consent (to the extent the terms of such consent have been disclosed in writing to the Receiving Party), any applicable documentation, reasonable handling procedures, applicable common scientific standards of care, and the Disclosing Party’s written instructions.  Each Receiving Party may use the Materials (other than the Generic Leftover Materials) of the Disclosing Party only in connection with the Activities described in the applicable Project Schedule and for no other purpose.

3.3.2.     Restrictions; Respect For Package Instructions.  Materials whose Package Instructions prohibit transfer to Third Parties shall not be transferred by the Receiving Party to Third Parties without the other Party’s written consent.  Subject to the foregoing, none of the Materials provided by or on behalf of one Party to the other Party hereunder or pursuant to any Project Schedule shall be transferred by a Receiving Party to any Third Parties except as: (i) otherwise agreed by the Parties in writing, and (ii) to Contract Laboratories or (sub)contractors who are legally bound to treat the Materials in a manner consistent Receiving Party’s obligations hereunder.  The Receiving Party shall not use the Materials of the Disclosing Party for testing in or treatment of human subjects except to the extent described in the applicable Project Schedule.  The Receiving Party understands and agrees that the Materials may be experimental in nature the Receiving Party shall be solely responsible for any property damage, personal injury or death attributable to the use, storage or handling of the Materials of the Disclosing Party in a manner proscribed by either the Package Instructions or generally recognized scientific standards; provided that nothing in this Section 3.3.2 is intended or shall be construed to limit a Party’s indemnification obligations under Article 14 in the case of personal injury or death caused by the use or administration of the Ventana IVD or the Blueprint Product.  To the extent that the Disclosing Party includes with any Materials (including, for example, the Blueprint Product, the Blueprint Compound, Ventana Assay or Ventana IVD) specific Package Instructions (including, for example, package inserts or legends reading “For Research Use Only” or “For Investigational Use Only”), the Receiving Party shall only use such Materials in accordance with its accompanying Package Instructions.

3.4.     Documents Required for Activities.  Each Party will, upon request, timely provide the other Party with reasonable access to documents and records in its possession (or that it controls) related to the Ventana IVD or Blueprint Product that are reasonably necessary or useful for the performance by the requesting Party of each Project under this Agreement.  This shall include: (i) Blueprint providing Ventana with reasonable access to its protocols (including forms of patient consents) for any Clinical Trial involving the use of the Ventana IVD and Blueprint Confidential Information and documentation relating to the Blueprint Product if and to the extent reasonably necessary to enable Ventana to perform the Activities included in the Project Schedule, and (ii) Ventana providing Blueprint with reasonable access to Ventana Confidential Information and documentation relating to the Ventana IVD if and to the extent reasonably necessary to enable Blueprint to perform the Activities included in the Project Schedule.

4.          THIRD PARTY INTERACTIONS

4.1.     Subcontractors.

4.1.1.     Generally.  Any involvement of Third Party contractors by either Party for a

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material portion of the Activities for which it is responsible requires the prior written consent of the other Party, such consent not to be unreasonably withheld.  The foregoing shall not be construed as: (i) preventing either Party from (a) using individual consultants, (b) subcontracting those minor portions of the Activities that it would customarily subcontract in the ordinary course of business, (c) subcontracting to Divisional Affiliates, or (ii) preventing Blueprint from subcontracting drug development activities that are either substantially unrelated to Ventana (e.g., API manufacture, supply chain contracts), otherwise addressed hereunder (e.g., Contract Laboratories in accordance with Section 4.6) or that are customarily subcontracted by companies in the Pharmaceutical Field (e.g., contracting with generally reputable contract research organizations and clinical sites and investigators).  Prior written consent shall not be required in the cases (i) through (ii), above.

4.1.2.     Confidentiality and Assignment of IP.  To the extent that a Party utilizes Third Party contractors or Divisional Affiliates to perform tasks within the scope of a Project, such Party shall ensure all such Third Party contractors and Divisional Affiliates: (i) are obligated to treat the other Party’s Confidential Information in accordance with the provisions of Article 7, and (ii) are subject to obligations to assign or license Inventions and other work product resulting from such contracted services in accordance with the provisions of Article 8.  Each Party shall be solely responsible for the acts, performance and compensation of its respective Third Party contractors.

4.2.     Third Party Intellectual Property.  Subject to Section 4.4, with respect to any Ventana IVD, Ventana shall be responsible, at its own cost and expense, for obtaining and maintaining any licenses or other rights to access or use any Intellectual Property Controlled by a Third Party that, in the absence of a license, would be infringed by Ventana’s development, manufacture, use or Commercialization of such Ventana IVD pursuant to this Agreement (“Third Party Intellectual Property”).  Such license obtained by Ventana shall cover Ventana’s development, manufacture, use and Commercialization of the Ventana IVD in connection with the stratification or selection of patients for treatment with the Blueprint Product and development of the Ventana IVD (as an in vitro, complementary or companion diagnostic) with the Blueprint Product.

4.3.     Specific Diagnostic Intellectual Property.  Prior to executing any Project Schedule hereunder, Blueprint shall make good faith efforts to disclose to Ventana the existence of any Specific Diagnostic Intellectual Property, in which case the Parties may (but are not obligated to) negotiate a commercially reasonable, separate, non-exclusive license agreement providing Ventana with access to such Materials or Patent Rights for use in an Assay, it being understood that such Assay may support both Blueprint’s and Third Parties’ pharmaceutical products.  The Parties acknowledge and agree that those portions of Specific Diagnostic Intellectual Property which Blueprint sublicenses (as opposed to licenses) to Ventana shall be subject to restrictions and conditions imposed by Blueprint’s licensors.   […***…].

4.4.     Reach-Through Licenses.

4.4.1.     Reach-Through Licenses Defined.  Notwithstanding Section 4.2, in the event that any such in-license by Ventana of Third Party Intellectual Property (other than Third Party Intellectual Property that could block the use, manufacture or sale of Ventana Platform Technology) would require Ventana to undertake an expense greater than  […***…] in any one calendar year for the right to use or practice such Third Party Intellectual Property to develop, manufacture, use or Commercialize a Ventana IVD for the applicable Indication(s),  […***…]; provided that in no event shall Blueprint be obligated to contribute to or offset any license fees or other amounts paid or due to such Third Party to the extent reasonably allocable to the development, manufacture or commercialization of any Ventana Assay for use with any product other than the Blueprint Product (including any therapeutic product of any Affiliate or Third Party).  Licenses negotiated between Ventana and any such Third Party under this Section 4.4 (for which Blueprint has an obligation to negotiate with respect to a contribution to offset such expense) shall be referred to as (“Reach-Through Licenses”).

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4.4.2.     Pre-Existing Reach-Through Licenses.  Prior to executing a Project Schedule, the performance of which Ventana in good faith knows would cause it to seek an economic contribution under an existing Reach-Through Licenses with a Third Party, Ventana shall disclose to Blueprint the financial terms of such Reach-Through License to Blueprint and the amount of any contribution by Blueprint with respect thereto shall be agreed by the Parties in the applicable Project Schedule.  In no event shall Blueprint have an obligation to offset the expense of any such existing Reach-Through License prior to execution of the Project Schedule.

4.4.3.     Future or Unknown Reach-Through Licenses.  From time to time, one or both of the Parties may become aware of a potential Reach-Through License which was not known prior to execution of the applicable Project Schedule.  In such case, Ventana shall regularly inform Blueprint about the necessity and the negotiation status of Reach-Through License and shall consult with Blueprint regarding the content of the negotiation drafts of agreements for such Reach-Through Licenses.  Ventana shall reasonably take into account any comments from Blueprint on the terms of the license agreements that are applicable to all Reach-Through Licenses for the development and Commercialization of Blueprint Products and shall seek Blueprint’s approval of such terms before executing agreements for Reach-Through Licenses.

4.5.     Other Licenses; Cooperation.  For the avoidance of doubt, Blueprint shall be solely responsible, at its own expense, for obtaining and maintaining any licenses or other rights to access or use any Third Party Intellectual Property (other than as described in Section 4.2 and Section 4.4) that is necessary for the development, manufacture, use or Commercialization of any Blueprint Product.  Each Party agrees to cooperate reasonably with the other Party to assist the other Party’s acquisition of any licenses that it is obligated to obtain pursuant to this Section 4.5; provided,  however, that such cooperation shall not (except as set forth in Section 4.4) include the undertaking of any financial obligations such as the payment of royalties, milestones or the like.

4.6.     Contract Laboratories.  The Parties may use Third Party contract laboratories for the performance of certain services such as Samples testing pursuant to a Project Schedule (“Contract Laboratories”).  Blueprint and Ventana shall cooperate reasonably on a case-by-case basis when contracting with such Contract Laboratories.  Ventana shall have the right to select Third Party Contract Laboratories for use in activities directed to demonstrating analytical validation of the Ventana Assay (including intra-laboratory reproducibility), in each case, with the prior written consent of Blueprint, such consent not to be unreasonably withheld, conditioned or delayed.  In the absence of an agreement under a Project Schedule to the contrary, however, Blueprint shall be responsible and authorized to select and contract with the Contract Laboratories that it has engaged to assess the clinical utility of the Ventana IVD, subject to Ventana’s prior written consent, not to be unreasonably withheld, conditioned or delayed.  Blueprint and Ventana shall endeavor to ensure that the Contract Laboratories are properly certified to do the clinical utility work according to the applicable Project Schedule for the Project and this Agreement.  Ventana shall be solely responsible for the manufacture and supply of the Ventana IVD to the Contract Laboratories for clinical utility testing and for sufficient educating and training the Contract Laboratories personnel as necessary for conducting the clinical utility testing.  Ventana also shall be responsible for ensuring that each such Contract Laboratory has or is provided the necessary equipment (including any upgrades) needed to perform the Ventana IVD; provided,  however, that such equipment shall be provided on terms to be agreed upon between Ventana and the Contract Laboratories that are consistent with the standard terms currently being offered by Ventana to its other Third Party customers for such equipment.  If a Contract Laboratory and Ventana are unable to enter into and perform under an agreement that is consistent with Ventana’s standard terms, then the Parties shall select an alternate Contract Laboratory (which selection shall be subject to the terms of this Section 4.6).

4.7.     Regulatory Matters.

4.7.1.     In General.  Subject to Section 4.7.2 and each applicable Project Schedule,

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Ventana shall be responsible for preparing, obtaining and maintaining Regulatory Approvals for the Ventana IVD; Blueprint shall, at its discretion, be responsible for preparing, obtaining and maintaining Regulatory Approvals, if any, for the Blueprint Product.  Ventana shall ensure that the Ventana IVD developed in a Project complies with all Applicable Laws.  Ventana shall use Commercially Reasonable Efforts to ensure that the Ventana IVD receives Regulatory Approval in the time specified in the applicable Project Schedule.  The Parties shall cooperate and assist each other reasonably in the Regulatory Approval process and reasonably coordinate and align their Regulatory Approval filings, or equivalents, and Activities pertaining thereto as far as necessary in connection with Ventana’s obtaining and maintaining Regulatory Approvals for the Ventana IVD for use with the Blueprint Product.  For the avoidance of doubt, each Party acknowledges that Ventana’s obligation to seek Regulatory Approvals in countries or territories other than the Markets identified in a Project Schedule shall be subject to additional costs for matters such as regulatory filing fees, preparation of regulatory filings and, if necessary, support for Clinical Trials to be negotiated in good faith pursuant to Section 2.4.  If Ventana fails or refuses despite Ventana’s use of Commercially Reasonable Efforts, to seek or obtain or maintain Regulatory Approvals for the Ventana IVD in any country in any Market then the Parties shall negotiate in good faith to select and agree upon and implement, a Replacement Diagnostic Solution(s) that is reasonably acceptable to the Parties in the impacted Market or Markets.

4.7.2.     Coordination on Regulatory Submissions for Ventana IVDs.  Ventana shall provide Blueprint with an opportunity to review and comment on all filings that are required to be made to obtain or maintain Regulatory Approval of any Ventana IVD to the extent that such filing involves any Drug Specific Assay Matter or any material discussion of the Blueprint Product that has not been the subject of a prior opportunity for review and comment by Blueprint.  Ventana shall consider in good faith Blueprint’s comments with respect thereto to the extent relating to any Blueprint Product and, additionally, any Drug Specific Assay Matter shall be further subject to Section 10.6.  To the extent legally permissible, Ventana shall provide Blueprint with an opportunity to attend any scheduled meeting with a Regulatory Authority regarding obtaining or maintaining Regulatory Approval of any Ventana IVD for use with the Blueprint Product solely to the extent such meeting includes (or is reasonably anticipated to include) consideration of any Drug Specific Assay Matter or any other material discussion of the Blueprint Product or use of such Ventana IVD specifically in connection with the Blueprint Product.

4.7.3.     Right of Reference to Ventana.  Blueprint shall, and shall ensure that its Divisional Affiliates shall, upon request, provide Ventana with any appropriate letters or other similar documentation necessary to authorize such Person to cross-reference and rely (on a non-exclusive basis) upon the contents of any of Blueprint’s or its Affiliates’ Regulatory Documentation and Regulatory Approvals for the Blueprint Product, for the purposes of the filing, obtaining and maintaining of Regulatory Approvals for any Ventana IVD for use with the Blueprint Product in the Markets; provided,  however, that, for clarity, Blueprint’s obligations shall not require Blueprint or its Divisional Affiliates to provide to Ventana such letters, documentation or authorization for the purpose of supporting approval of any Ventana Assay for use with any product other than the Blueprint Product.

4.7.4.     Right of Reference to Blueprint.  Ventana shall, and shall ensure that its Divisional Affiliates shall, upon request provide Blueprint (and Blueprint’s designated Affiliates and (sub)licensees) with any appropriate letters or other similar documentation necessary to authorize such Person to cross-reference and rely (on a non-exclusive basis) upon the contents of any of Ventana’s or its Divisional Affiliates’ Regulatory Documentation and Regulatory Approvals for any Ventana IVD for use with the Blueprint Product, for the purposes of the filing, obtaining and maintaining of Regulatory Approvals for the Blueprint Product for use in conjunction with such Ventana IVD(s) in the Markets.

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4.7.5.     Rights In Regulatory Documentation.  As between the Parties, each Party shall retain sole all right, title and interest in and to its Regulatory Documentation, and except for the limited right of reference specified in Sections 4.7.3 and 4.7.4, nothing herein shall be construed as transferring, or otherwise granting, expressly or by implication, to the other Party any rights in or to such Regulatory Documentation.

4.8.     Covenants of Ventana Concerning Highly Sensitive Data/Documentation of Blueprint.  Ventana covenants to Blueprint that Ventana and its Divisional Affiliates shall not, directly or indirectly, provide Clinical Outcomes Data, Regulatory Documentation of Blueprint or other Highly Sensitive Data of Blueprint, to any Third Party (other than Regulatory Authorities as permitted in Section 4.7), or permit any Third Party access to, or the opportunity to attend meetings (or portions thereof) with Regulatory Authorities specifically regarding any Ventana Assay for use specifically with the Blueprint Product.  Without limitation to the foregoing, Ventana covenants to Blueprint that Ventana and its Divisional Affiliates shall not, directly or indirectly, with respect to any Clinical Outcomes Data, Regulatory Documentation of Blueprint or other Highly Sensitive Data of Blueprint: (i) submit or resubmit such data or documentation to any Regulatory Authority, (ii) rely on any such data or documentation in any submission to any Regulatory Authority by specifically referencing it, or (iii) provide to any Third Party any such data or documentation, in each case of (i), (ii) and (iii) above, for the purpose of obtaining or maintaining Regulatory Approval for any Indication for use of any Assay (including a Ventana Assay) with any therapeutic product other than the Blueprint Product.

5.          COMMERCIALIZATION

5.1.     General Principles.  The Parties agree that the ultimate goal of each Project conducted under this Agreement is the Commercialization of a Ventana IVD used in connection with the Blueprint Product, and Ventana acknowledges that availability of such Ventana IVD as a companion diagnostic might be a condition for obtaining a Regulatory Approval for a Blueprint Product.  Upon notice from Blueprint, the Parties shall negotiate in good faith a Project Schedule to further govern Commercialization of the Ventana IVD.  The Parties shall cooperate on the following principles: (i) the determination of whether and to which extent and in what countries the Blueprint Product shall be Commercialized shall be within Blueprint’s sole discretion, (ii)  […***…]: (a) neither Party shall be obligated to undertake any action that it believes in good faith is unlawful, or which exposes it to regulatory or legal risks (e.g., infringement of Third Party Intellectual Property rights, non-compliance with export or corruption laws, etc.) in excess of those which it customarily assumes, (b) subject to clause (a), a goal of the Parties shall be to ensure that after Regulatory Approval the Ventana IVD can be sold in each such Market by Ventana’s Divisional Affiliates through the use of Commercially Reasonable Efforts.    If a commercially reasonable plan for Commercializing the Ventana IVD in a given Market is not possible despite Ventana’s use of Commercially Reasonable Efforts, or Ventana otherwise fails to Commercialize the Ventana IVD in any country in any Market, then the Parties shall negotiate in good faith to select and agree upon and implement, a Replacement Diagnostic Solution(s) that is reasonably acceptable to the Parties in the impacted Market or Markets.

5.2.     Joint Commercialization Efforts.  Under the direction and oversight of the JCC, and to the extent provided pursuant to any Project Schedule, Blueprint and Ventana will use Commercially Reasonable Efforts to collaborate on efforts to Commercialize the Ventana IVD and the Blueprint Product.  Blueprint and its Divisional Affiliates may encourage use of the Ventana IVD (where legally permitted and in accordance with Ventana’s policies and guidelines) in connection with efforts to Commercialize the Blueprint Products related to the Ventana IVD.

5.3.     Ventana Obligations.  Upon Regulatory Approval of the Ventana IVD in each Market, Ventana (or its Divisional Affiliates, as applicable) shall use Commercially Reasonable Efforts, at their expense, to Commercialize the Ventana IVD in such Markets in accordance with the Project Schedule.

5.4.     Blueprint Obligations.  Upon Regulatory Approval of the Blueprint Product in each Market,

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the Commercialization by Blueprint and its Divisional Affiliates (and any Third Parties involved in marketing and selling the Blueprint Product) of such Blueprint Product in such Market shall be at its and their sole expense and discretion.  As permitted by Applicable Laws, Blueprint and its Divisional Affiliates (and any Third Parties involved in marketing and selling the Blueprint Product) shall have the right to reference testing with the Ventana IVD (where legally permitted and in accordance with Ventana’s applicable policies and guidelines that are disclosed to Blueprint reasonably in advance in writing) to the target customer segment.

5.5.     Coordination.  Under the direction and oversight of the JCC, and at their own respective costs, each of the Parties will (as considered reasonable by each Party, in its sole discretion, and to the extent legally allowed and in accordance with the Parties’ promotional policies and guidelines) discuss scientific support, marketing strategies and sales force initiatives and  […***…], including identification of Markets, alignment of package inserts, instructions for use, data sheets, marketing collateral and materials, Publications, training reimbursement strategies, support of investigator initiated studies, sharing of market research information and use of advisory boards/key opinion leaders.  As it becomes available or known to Blueprint, Blueprint shall provide Ventana with information concerning its launch plans and its anticipated release timelines for the Blueprint Product.

5.6.     Commercialization Plan.  Under the direction and oversight of the JCC, the Parties will work cooperatively to develop one or more commercialization plans for each Ventana IVD for which Regulatory Approval for use with the Blueprint Product has been obtained or is expected (each being a “Commercialization Plan”).  Each Commercialization Plan shall include a description of those Commercialization activities to be conducted by Ventana in support of the launch of and the Commercialization of the Ventana IVD pursuant to and subject to this Agreement, deliverables and projected timelines for completion of activities/delivery of deliverables and, if any,  […***…].  Each Commercialization Plan shall be subject to the written approval of the Parties and shall include provisions for the supply of the Ventana IVD in sufficient quantities in the countries in the Markets.

5.7.     Trademarks and Labeling.

5.7.1.     Ventana References to Blueprint.  Ventana shall ensure that its, and its Divisional Affiliates’, references to Blueprint (and any product, trademark, logo or trade name of Blueprint or any of its Affiliates) in connection with the Ventana IVD or the Commercialization activities (including any use in any Labeling, Package Instructions, the Ventana IVD description, technical information, instructions for use, promotional material, advertising and other information and messaging to be included with the Ventana IVD or otherwise to be provided by Ventana to potential purchasers or users of the Ventana IVD) shall comply with Section 9.4.

5.7.2.     Blueprint References to Ventana.  Blueprint shall ensure that its, and its Divisional Affiliates’, references to Ventana (and any product, trademark, logo or trade name of Ventana or any of its Affiliates) in connection with the Blueprint Product or the Commercialization activities (including any use in any Labeling, Package Instructions, the Blueprint Product description, technical information, instructions for use, promotional material, advertising and other information and messaging to be included with the Blueprint Product or otherwise to be provided by Blueprint to potential purchasers or users of the Blueprint Product) shall comply with Section 9.5.

5.8.     Manufacture and Supply.  Ventana shall be solely responsible for the manufacture of the Ventana IVD in compliance with cGMP requirements, as applicable.  Until commercial launch of a Ventana IVD, Ventana shall ensure that adequate supplies of the Ventana IVDs (or prototypes), are made available to any Contract Laboratories and any Clinical Trial sites in accordance with Ventana’s generally applicable commercial terms and any forecast, order, payment, delivery and shipment terms mutually agreed between the Parties in good faith negotiations unless already set forth in the Project Schedule.  Subject to receiving sufficient notice from Blueprint, Ventana shall use its Commercially Reasonable Efforts to ensure that it

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maintains sufficient inventories of the Ventana IVD as is necessary for the conduct of the Clinical Trials and to support the launch of the respective Blueprint Product.  Ventana shall be responsible for the transfer of the Ventana IVD or the prototypes thereof to the Contract Laboratories involved in the Clinical Trials.  If Ventana fails to make available adequate supplies of the Ventana IVD to laboratories in a Market in violation of this Section 5.8, then Ventana shall provide, and the Parties shall negotiate in good faith to select and agree upon and implement, one or more Replacement Diagnostic Solution with respect to the applicable Ventana IVD.

5.9.     Supply Failures.

5.9.1.     Generally.  For Ventana IVDs (or investigational use only (IUO)/investigational device exemption (IDE) prototypes of Ventana IVDs that have passed the design lock stage gate), if Ventana fails or refuses despite Ventana’s use of Commercially Reasonable Efforts, to develop, manufacture, supply, have distributed or otherwise make commercially available or adequately meet the development needs or the commercial demand for the Ventana IVD (or such IUO/IDE prototypes of the Ventana IVD) as agreed in a Project Schedule in the Markets, or if Ventana is otherwise required to provide a Replacement Diagnostic Solution under this Agreement, then upon Blueprint’s notice to Ventana, the Parties shall negotiate in good faith to select and agree upon and implement, a Replacement Diagnostic Solution(s) that is reasonably acceptable to the Parties in the impacted Market or Markets.

5.9.2.      […***…]

5.9.3.     Replacement Diagnostic Solution.  A “Replacement Diagnostic Solution” as defined under this Section 5.9.3 is an alternative arrangement consisting of one or more of the following: (i) an arrangement (to be facilitated by Ventana acting in good faith) whereby Blueprint may distribute the Ventana IVD in a country or countries in the relevant Markets and have the right to purchase from Ventana or its Divisional Affiliates the necessary quantities of Ventana IVD at a commercially reasonable price, (ii) an arrangement whereby a Third Party may distribute the Ventana IVD in a country or countries in the relevant Markets, (iii) an arrangement to transport tissue samples to countries in the relevant Markets where the Ventana IVD is available, (iv) a licensing arrangement whereby Blueprint may use, make, have made, sell, offer for sale, import or otherwise exploit the Ventana IVD or an alternative product to the Ventana IVD for use with the Blueprint Product in a country or countries, (v)  […***…], (vi) supplying the antibodies, reagents (except for those reagents that are part of the Ventana proprietary detection systems) and the Know-How that may be useful or necessary for Blueprint or a Third Party to develop an alternative product to the Ventana IVD, including in such quantities as reasonably required by Blueprint for development and Commercialization purposes, and providing such assistance as is reasonably requested by Blueprint, (vii) enabling a Laboratory Developed Test at a mutually acceptable laboratory (to the extent such alternative arrangement would meet Blueprint’s needs consistent with Applicable Law), (viii) enabling a PMA Laboratory Developed Test at a mutually acceptable laboratory (to the extent such alternative arrangement would meet Blueprint’s needs consistent with Applicable Law), or (ix)  […***…], or (x) such other mutually agreeable arrangement to help support sales of the Blueprint Product, with the ultimate goal of ensuring that diagnostic testing using the Ventana IVD in connection with the Blueprint Product is (or remains) available in the countries in the relevant Markets as reasonably practicable.  In the case of each Replacement Diagnostic Solution, Ventana shall grant to Blueprint and, if agreed by the Parties, to one or more Third Parties, the necessary licenses to implement such Replacement Diagnostic Solution under Intellectual Property Controlled by Ventana, and Ventana or its Divisional Affiliates shall reasonably assist Blueprint in obtaining the requisite services and/or materials (including, as applicable, Biomarker-specific antibodies for use in an alternative product to the Ventana IVD in quantities that enable Blueprint to meet the demands in the relevant country(es) in the relevant Market(s)) from distributors, Affiliates of Ventana or Third Parties needed for the Replacement

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Diagnostic Solution.  The Parties acknowledge and agree that any Intellectual Property which Ventana sublicenses (as opposed to licenses) under this Section 5.9.3 to Blueprint shall be subject to restrictions and conditions imposed by Ventana’s licensors.

5.9.4.     Antibody Supply Agreement.  If, at any time, Blueprint desires to enter into a supply agreement with Spring or another applicable Subsidiary of Ventana with respect to supply of any Biomarker-specific antibody used in a Ventana IVD, then Ventana shall use reasonable efforts to facilitate Blueprint’s negotiation of such agreement with Spring or other applicable Subsidiary on commercially reasonable terms, provided that Ventana and Blueprint agree that such supply agreement shall not require Spring (or the other applicable Subsidiary) to sell and deliver such antibody supply pursuant to such supply agreement except in circumstances where Ventana’s obligation to provide to Blueprint a Replacement Diagnostic Solution pursuant to this Agreement has been triggered or in other circumstances expressly agreed in such supply agreement.

5.10.     RUO Product.  In the event that Ventana or Blueprint believes it advantageous to release an RUO Product, the JDC will discuss whether or not to make such RUO Product available.  If the Parties agree through the JDC to make such RUO Product available, then the Parties will cooperate to work with Ventana’s Affiliate, Spring, or another Third Party, to develop, manufacture and commercialize such RUO Product.  Each Party shall ensure that Confidential Information Controlled by the other Party regarding the potential content, use, results and details of such RUO Product will be discussed and approved by the JDC before being publicly communicated.  If Ventana or Blueprint believes such RUO Product would be detrimental to its business strategy, such considerations shall be discussed between the Parties and a good faith approach shall be mutually agreed upon by the JDC.  The foregoing shall not be construed as requiring Ventana or Spring to obtain Blueprint’s permission to develop and commercialize any RUO Product, provided that if any such RUO Product contains the same antibody as any Ventana Assay developed under any Project Schedule, then Blueprint shall not be associated with such product.  Neither Ventana, Spring nor any of Ventana’s Affiliates shall use any Highly Sensitive Data, or any Materials provided by Blueprint, in connection with such RUO Product without Blueprint’s prior written consent.  Each Party shall ensure that in no event shall an RUO Product include, or be described or portrayed as an IVD.

5.11.     Access.  Authorized representatives of Blueprint shall have the right to access Ventana’s facilities used in the performance of Activities and to inspect the records that relate to the accuracy of Third Party expenses described in Section 6.2, and/or the performance of the Project Schedules under this Agreement.  Unless otherwise agreed by the Parties, such access and inspection shall be: (i) on reasonable prior notice, (ii) during Ventana’s regular business hours, (iii) not unreasonably disruptive to Ventana’s business operations, (iv) reasonable in scope and duration, (v) not unduly burdensome to Ventana’s personnel, (vi) not more than once per year (except if for cause or circumstances reasonably warrant), and (vii) subject to Ventana’s generally applicable confidentiality, security and safety procedures for Third Party auditors (which procedures shall not be inconsistent with the terms of this Agreement).

6.          PAYMENT

6.1.     Fees and Invoices.  Blueprint shall pay Ventana in accordance with the fee/payment provisions set forth in the applicable Project Schedule and payments are made in USD by wire transfer to a bank account specified by Ventana in writing.  Following the end of each quarter, Ventana shall submit to Blueprint an itemized invoice for the fees and milestones payable in respect of that quarter to the following e-mail address:

Blueprint

ap@blueprintmedicines.com

Purchase order (PO) number of the respective Project in the reference line.

Name of invoice requisitioner.

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Blueprint shall pay such invoices within thirty (30) days of receipt of the invoice.

6.2.     Reimbursable Expenses.  In addition to the fees payable under Section 6.1, Blueprint shall reimburse all reasonable out of pocket travel expenses validly incurred and itemized by Ventana in performing the Activities in the amounts set forth in the applicable Project Schedule or otherwise only and to the extent approved in advance by Blueprint in its sole discretion.

6.3.     Sunshine Act Reporting.  Each Party shall report any reportable payments or transfers of value that it makes to covered recipients pursuant to §6002 of the Affordable Care Act of 2010, and other similar laws in connection with Activities under this Agreement.

6.4.     Taxes.  The amounts payable by Blueprint to Ventana pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law.  Except as provided in this Section 6.4, Ventana shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Blueprint) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  Blueprint shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold.

6.5.     Late Payments.  If Blueprint fails to pay any undisputed amount specified in this Agreement on or before date it is due, the amount owed will bear interest at the Citibank, NA base lending rate plus […***…] from such date until paid; provided,  however, that if this interest rate is held to be unlawful or unenforceable for any reason, the interest rate will be the lesser of (i) the Citibank, NA base lending rate plus […***…] and (ii) the maximum rate allowed by Applicable Laws at the time payment is due.

6.6.     Fee Adjustments.  In the event that any Third Party in the Pharmaceutical Field works with Ventana to develop or commercialize an Assay for the same Biomarker as any Biomarker that is included in a Ventana Assay under this Agreement, then the Parties may negotiate to adjust the fees/payment provisions under any of the affected Project Schedule(s) or Section 6.1, or the expenses reimbursable pursuant to Section 6.2, which adjustments shall only become effective upon the mutual written agreement of both Parties.

7.          CONFIDENTIALITY

7.1.     Confidential Information.

7.1.1.     Generally.  Except in connection with the Activities or with the performance of this Agreement, including the permitted use in filings for Regulatory Approval, or as otherwise permitted by either this Agreement or the Disclosing Party, the Receiving Party shall, during the Term and for a period of five (5) years thereafter: (i) not use any Confidential Information of the Disclosing Party, (ii) maintain the Disclosing Party’s Confidential Information in confidence using the same degree of care that the Receiving Party uses for its own Confidential Information, but in no event using less than reasonable care, and (iii) not disclose or transfer any Confidential Information of the Disclosing Party (or any materials which contain such Confidential Information), to any Third Party; provided,  however, that disclosure shall be permitted to the Receiving Party’s directors, officers, employees, agents or advisors (including attorneys, accountants and members of such Party’s standing Scientific Advisory Board) and permitted sub-contractors (and those of its Divisional Affiliates) who reasonably require such Confidential Information for the purposes hereof and who (except in the case of attorneys) are bound by obligations of non-use and confidentiality with respect to such Confidential Information no less stringent than those set forth in this Section 7.1.

7.1.2.     Disclosures to Certain Third Parties.  The Receiving Party shall be permitted to disclose Confidential Information to bona fide potential or actual (x) development or

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commercialization partners or licensees for the Blueprint Product (or, for clarity, any combination therapy including the Blueprint Product or Blueprint Compound) and sources of debt or equity financing for the Receiving Party, (y) accountants, consultants, bankers, and financial advisors, and (z) parties to a merger, acquisition or similar transaction involving the Receiving Party (including attorneys, accountants, consultants, bankers or financial advisors to any party covered by clauses (x)-(z)), in each case, who reasonably require such Confidential Information (including as part of their due diligence investigations) and who are informed of the confidential nature of such information and this Agreement and (except in the case of attorneys) are bound by obligations of non-use and confidentiality with respect to such Confidential Information substantially similar to the Receiving Party’s obligations hereunder; provided,  however, that notwithstanding the foregoing and subject to Section 7.1.1, with respect to Confidential Information comprising the terms of this Agreement or any financial terms contained in any Project Schedule, except to the extent permitted pursuant to Section 7.4 or 7.5, neither Party may disclose such Confidential Information to a Third Party without the other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

7.2.     Highly Sensitive Data.

7.2.1.     Defined.  As used herein, “Highly Sensitive Data” means, regardless of whether it is marked as confidential or not: (i) confidential and proprietary data and information consisting of clinical outcomes of the Compound (including Clinical Outcomes Data), (ii) personally identifiable information (e.g., Annotated Data) with respect to or from subjects in Clinical Trials or individual donors from whom Samples were derived, and (iii) to the extent related to the Blueprint Product, all confidential and proprietary data and information: (a) supplied to Ventana by Blueprint, (b) generated in any Clinical Trial of a Blueprint Product, (c) generated by the Contract Laboratories in the course of any Project under this Agreement, (d) Cutoff Value(s) for the Ventana IVD, or (e) related to Commercialization; provided,  however, that in the case of (iii), in no event shall Highly Sensitive Data be deemed to include information pertaining to Ventana Platform Technology or Ventana Assay Performance Data.  Highly Sensitive Data shall be deemed to be the Confidential Information of Blueprint.

7.2.2.     Use and Disclosure.  Ventana shall maintain Highly Sensitive Data in strict confidence in accordance with Section 7.1 above, and shall use coded identifiers for such Highly Sensitive Data for additional security.  Ventana’s obligations with respect to Highly Sensitive Data described clauses (i) and (ii) of Section 7.2.1 shall continue for a minimum period of twenty (20) years after the Term, and thereafter in perpetuity unless such Highly Sensitive Data has been destroyed.  In addition to the obligations set forth in Section 7.1, Ventana shall not disclose any of Blueprint’s Highly Sensitive Data to any Third Party (other than Third Party contractors in accordance with Section 4.1), nor shall Ventana disclose any of Blueprint’s Highly Sensitive Data to employees, agents or subcontractors of Chugai, Genentech, Inc., or any employees, agents or subcontractors of Ventana’s Affiliates if such persons are engaged in or involved with the discovery, development or commercialization of pharmaceutical products.

7.2.3.     Special Cases.  Notwithstanding the foregoing in this Section 7.2: (i) Project Results constituting or relating to Cutoff Value(s) for the Ventana IVD for use in conjunction with the Blueprint Product shall be deemed the Confidential Information of Blueprint unless and until such information is made public by Blueprint or as a result of Labeling approval by a Regulatory Authority, and (ii) upon prior notice to Blueprint, Ventana shall have the right to disclose to Regulatory Authorities Highly Sensitive Data consisting of the aggregated incidence of a particular Biomarker in a particular intended use if requested by such Regulatory Authority.

7.3.     Non-Confidential Information.  The obligations set forth in Section 7.1 and 7.2 shall not apply to any information that: (i) was possessed by the Receiving Party or any of its Affiliates prior to

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disclosure or development under this Agreement, (ii) was developed by the Receiving Party or any of its Affiliates independently from disclosure or development under this Agreement, (iii) is now or later becomes publicly available other than by breach of this Agreement by Receiving Party or any of its Affiliates, or (iv) is available to the Receiving Party or any of its Affiliates from a Third Party that is not legally prohibited from disclosing such information.  Notwithstanding the foregoing, clauses (i) and (ii) of this Section 7.3 shall not operate to relieve Ventana of any of its obligations with respect to Highly Sensitive Data of Blueprint or, to the extent that they constitute or relate to any Cutoff Value for any Ventana IVD for use with a Blueprint Product, Project Results.

7.4.     Compelled Disclosure; Other Corporate Communications.  The Receiving Party may disclose Confidential Information of the Disclosing Party pursuant to applicable judicial or governmental law, regulation, request or order.  In such case the Receiving Party either shall ensure that a protective order to protect the confidentiality of such Confidential Information is in place or, when allowed under Applicable Laws, take reasonable steps to provide the Disclosing Party sufficient prior notice in order to contest such law, regulation or order at the expense of the Disclosing Party.  At the Disclosing Party’s request and expense, the Receiving Party shall contest such law, regulation or order, such request made in the Disclosing Party’s reasonable discretion.  In the event the Receiving Party ultimately is required to disclose such Confidential Information then the Receiving Party shall disclose only such portion of the Confidential Information that is required to be disclosed (based on the advice of the Receiving Party’s legal counsel) and shall seek, at the Disclosing Party’s request and expense, a protective order to protect the confidentiality of such Confidential Information.  Without limitation to the foregoing, for the avoidance of doubt, Blueprint shall have the right to include in corporate communications and other public announcements reasonably discrete analysis of Clinical Trial data concerning the use of the Ventana Assay in such Clinical Trials in order to describe a trial design or interpret the trial results; provided that Blueprint shall provide Ventana with prior written notice of any such proposed disclosure related to the Ventana Assay and a reasonable opportunity to review and comment on such proposed disclosure, which comments shall be considered in food faith by Blueprint.

7.5.     Securities Filings.  Notwithstanding any term or condition of this Agreement to the contrary, any Party or its Affiliates may disclose this Agreement, the subject matter hereof or any Party’s activities hereunder pursuant to Applicable Law, including the rules and regulations of the U.S. Securities and Exchange Commission (or equivalent foreign agency) or a securities exchange on which its or its Affiliate’s securities are listed (or to which an application for listing has been submitted), provided that such Party shall provide the other Party with prior written notice of such proposed disclosure and a reasonable opportunity to review and comment on such proposed disclosure (including, if applicable, a proposed redacted version of this Agreement to request confidential treatment for this Agreement).  The other Party shall promptly provide its comments in a reasonable manner in order to allow the Party seeking disclosure to make, file or otherwise submit such disclosure within applicable timelines required by Applicable Law, which comments shall be considered in good faith by the disclosing Party.

7.6.     Publication.  The Parties shall have the right to publish or present data or any portion thereof for their publication objectives (a “Publication”) in accordance with this Section 7.6.  Blueprint will be responsible for and control the timing and scope of any Publication of Blueprint Project Results.  Ventana will be responsible for and control the timing and scope of any Publication of Ventana Project Results.  Any Publications of the Joint Project Results must be agreed and approved by both Parties.  Blueprint shall not publish or present the Ventana Project Results or any portion thereof for any Publication without Ventana’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Ventana shall not publish or present Blueprint Project Results or any portion thereof for any Publication without Blueprint’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).  Such Publication shall be subject to the provisions of this Agreement relating to confidentiality and non-disclosure, and shall be consistent with academic standards.  At least sixty (60) days prior to submission of a Publication that requires the approval of the other Party, the publishing Party shall submit to the other

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Party for review any proposed Publication and the other Party shall review the proposed Publication and provide its comments to the publishing Party no later than thirty (30) days prior to the proposed submission date for the Publication; provided, however, that if such Publication is an abstract the foregoing periods of sixty (60) days and thirty (30) days shall be reduced to ten (10) Business Days and five (5) Business Days, respectively.  Upon the other Party’s notice to the publishing Party that the other Party reasonably believes that one or more Patent applications should be filed which relate to Project Results owned by the other Party or Joint Project Results prior to any Publication, the publishing Party shall delay the Publication until such Patent application(s) have been filed; provided, that the other Party will cooperate in expeditiously filing any such Patent application(s); and, provided, further, that any such delay of a Publication will not exceed one hundred and eighty (180) days from the date of such notice by the other Party to the publishing Party.  If the other Party believes that any Publication contains Confidential Information belonging to the other Party, the other Party will notify the publishing Party, which will remove all references to such Confidential Information prior to publication, presentation or use.  Notwithstanding the foregoing, neither Party shall be required to seek the permission of the other Party to repeat any information in a Publication that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 7.6, provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.  Each Party acknowledges and agrees that this Section 7.6 is not intended to, and shall not be construed to, limit, restrict or require a Party to limit or restrict the publication or the results of any Clinical Trials by investigators or sites participating in such Clinical Trials, provided that such Party has entered into written agreements with such investigators or sites requiring them to grant such Party (and by extension, the other Party) reasonable and customary rights to review in advance of such publications.  Notwithstanding the foregoing, each Party acknowledges and agrees that nothing contained herein shall require either Party to include in its agreements with investigators or sites participating in such Clinical Trials any right of such Party or the other Party to block any publication or presentation (or portion thereof) by such investigators or sites, and the Parties further acknowledge and agree that neither Party shall be in breach of this Section 7.6 as a result of any failure or breach by such sites or investigators in complying with their obligations to the contracting Party with respect to publications (including advance review).

7.7.     Confidentiality of Joint Project Results and Joint Project Inventions.  Without limitation to anything in this Article 7, notwithstanding that Joint Project Results and Joint Project Inventions are not Confidential Information, each Party shall, for the Term of this Agreement and for twenty (20) years thereafter, treat any Joint Project Results and Joint Inventions in accordance with such Party’s reasonable and customary confidentiality practices.

8.          INTELLECTUAL PROPERTY OWNERSHIP

8.1.     Ownership of Background Intellectual Property.  Each Party (and its respective Affiliates) shall own all right, title and interest in and to its (and their) respective Background Intellectual Property.  Each Party acknowledges and agrees that, except for the licenses expressly granted in Article 9 below, neither Party (nor their respective Affiliates) shall have any rights to, or licenses under, the other Party’s Background Intellectual Property.

8.2.     Ownership of Clinical Outcomes Data and Project Results.  Blueprint shall own all Clinical Outcomes Data.  Ownership of Project Results shall be determined as follows: (i) Blueprint shall, as between the Parties, own all Project Results that: (a) constitute Clinical Outcomes Data or (b) otherwise relate solely to the Blueprint Product or any other therapeutic product used in combination with the Blueprint Product, including the composition, use, method of use or method of manufacture of the Blueprint Product or any other therapeutic product used in combination with the Blueprint Product (“Blueprint Project Results”), (ii) Ventana shall own all Project Results that: (a) constitute Ventana Assay Performance Data (excluding any data with respect to the Cutoff Value(s) for the Ventana IVD for use in conjunction with the Blueprint Product or any other therapeutic product used in combination with the Blueprint Product), or (b) otherwise relate solely to the Ventana Assay or any Ventana Platform Technology Improvement (“Ventana Project Results”), and (iii) all other Project Results, including: (x) Project Results consisting of: (1) Cutoff Values for the Ventana IVD for use in conjunction with the Blueprint Product (or any other therapeutic product used in combination with the Blueprint Product), and (2) Biomarker Data, and (y) Project Results consisting of or relating to the Scoring Algorithm, shall be jointly owned by the Parties (“Joint Project Results”); provided,  however, that Cutoff Value(s) for use with the Blueprint Product (or any other therapeutic product used in combination with the Blueprint Product) shall be subject to Section 7.2.    Subject to the licenses granted in Article 9 and rights of reference granted in Section 4.7, each Party shall have the right to Exploit the Joint Project Results without a duty of seeking consent or accounting to the other Party; provided that each Receiving Party shall, for the Term of this Agreement and for […***…] thereafter, treat any Joint Project Results and Joint Inventions as the confidential information of such Receiving Party and shall refrain from disclosure of such Joint Project Results and Joint Inventions to Third Parties except to

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the extent that disclosure thereof is in accordance with such Receiving Party’s reasonable and customary practice (including, as appropriate and customary, pursuant to confidentiality agreements with Third Party recipients).

8.3.     Transfer of Project Results.  Ventana shall use reasonable efforts to promptly provide to Blueprint all Project Results covered by Section 8.2 (i) (and hereby assigns, and shall cause its subcontractors permitted under Section 4.1 to so assign, all of its and their right, title, and interest in such Project Results) to Blueprint.  Blueprint shall use reasonable efforts to promptly provide to Ventana all Project Results covered by Section 8.2 (ii) (and hereby assigns, and shall cause its subcontractors permitted under Section 4.1 to so assign, all of its and their right, title, and interest in such Project Results) to Ventana.  Acting under the oversight of the JPT or JSC as applicable, each Party: (i) shall use reasonable efforts to promptly provide to the other Party all Joint Project Results that constitute Deliverables under any Project Schedule or that are otherwise reasonably requested by the other Party, and (ii)  hereby assigns to the other Party, and shall cause its Divisional Affiliates who perform Development Activities to so assign, an equal joint interest in and to Joint Project Results, in each case as is necessary to fully effect the ownership provided for in Section 8.2.  The Parties agree, upon request by the other Party and at the other Party’s cost and expense, to promptly execute any and all documents reasonably necessary or appropriate to memorialize, effect or perfect the assignments under this Section 8.3 throughout the Territory.

8.4.     Ownership of Inventions.  Acting under the oversight of the JPT or JSC as applicable, the Parties shall promptly notify each other in confidence of any Inventions.  Ownership of Inventions shall be determined by the following provisions: (i) Blueprint shall, as between the Parties, own all Inventions (regardless of inventorship) that (a) arise out of Clinical Outcomes Data, and/or (b) relate solely to the Blueprint Compound or any other therapeutic product, including the composition, use, method of use or method of manufacture of the Blueprint Product or other therapeutic product (“Blueprint Inventions”), (ii) Ventana shall own all Inventions (regardless of inventorship) that relate solely to the Ventana Assay or to any Ventana Platform Technology Improvement (“Ventana Inventions”); and (iii) all Inventions comprised or consisting of the Scoring Algorithm for any Ventana Assay (including Cutoff Value(s) for the Ventana Assay) developed under or in connection with a Project and all other Inventions (i.e., Inventions other than those covered by clause (i) or clause (ii)) (regardless of inventorship), including all other Inventions relating to the Diagnostic Field, shall be jointly owned by the Parties (“Joint Inventions”).  Subject to the licenses granted in Article 9 and the rights of reference granted in Section 4.7, each Party shall have the right to (and the right to license its interest therein to Affiliates and Third Parties to) use, make, have made, offer for sale, sell and import goods and services claimed by the Joint Inventions without a duty of seeking consent or accounting to the other Party.

8.5.     Transfer of Inventions.  Where applicable under Section 8.4, the Parties agree to and do hereby assign, and shall cause their respective Subsidiaries and Divisional Affiliates who perform Development Activities under this Agreement or any Project Schedule to so assign, any and all right, title, and interest in such Inventions to the other Party, in each case as is necessary to fully effect the ownership provided for in Section 8.4.  The Parties agree, upon request by the other Party and at the other Party’s cost and expense, to promptly execute any and all documents deemed necessary or appropriate by the other Party to memorialize, effect or perfect the assignments under this Section 8.4 throughout the Territory.

8.6.     Background Patents.  Ventana shall have the right, but no obligation, to prosecute and maintain, and to control, enforce, and defend worldwide, at its own expense, Ventana Background Intellectual Property.  Blueprint shall have the right, but no obligation, to prosecute and maintain, and to control, enforce, and defend worldwide, at its own expense, Blueprint Background Intellectual Property.

8.7.     Prosecution and Enforcement of Project Patents.

8.7.1.     Prosecution of Blueprint Project Patents and Ventana Project Patents.  Blueprint shall have the right, but no obligation, to prosecute and maintain any Patents claiming any Blueprint Inventions and Ventana shall have the right, but no obligation, to prosecute and maintain any Patents claiming any Ventana Inventions.

8.7.2.     Prosecution of Joint Project Patents.  In the case of any Patents claiming Joint Inventions (“Joint Project Patents”), Blueprint shall have the first right, but not the obligation, at its sole cost and expense, using counsel agreeable to the JPC, to prosecute and maintain any Joint Project Patents.  Blueprint will supply Ventana with an advance copy of any Joint Project Patent and any documents relevant and material to the filing, prosecution and maintenance of such Joint Project Patent, and will consider in good faith any comments thereon made by Ventana.

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Blueprint will promptly provide copies of any papers related to the filing, prosecution and maintenance of each Joint Project Patent for Ventana’s files, including a copy of the Joint Project Patent as filed together with notice of its filing date and serial number.  If Blueprint elects not to prepare and file, or to abandon during prosecution, any Joint Project Patent, it will so inform Ventana in writing and, upon written notice to Blueprint, Ventana may, in its sole discretion, prepare, file and/or prosecute such Joint Project Patent at its own cost and expense.  The Parties agree to cooperate to execute all necessary and lawful papers and instruments, to make all rightful oaths and declarations and to provide reasonable consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and enforcement of any Joint Project Patents.

8.8.     Patent Term Restoration.  The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 102(c) (pre-AIA 35 U.S.C. 103(c)) for United States Patents.  The Parties shall cooperate with each other, including to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the Joint Project Patents and any other Patents claiming Inventions.  In the event that elections with respect to obtaining such patent term restoration are to be made, Blueprint shall have the right to make the election and Ventana agrees to abide by such election.

9.          LICENSES

9.1.     Blueprint Generic Assay License to Ventana.  Blueprint hereby grants Ventana a perpetual, irrevocable, royalty-free, non-exclusive license in the Territory under Blueprint Background Intellectual Property and, subject to Section 4.3, the Undisclosed Specific Diagnostic Intellectual Property, to the extent reasonably necessary to make, have made, use, sell, offer for sale, import and otherwise Commercialize the Ventana Assay in the Diagnostic Field in accordance with this Agreement.  The license granted in this Section 9.1 is not sublicensable, except to Ventana’s Divisional Affiliates and any Third Party engaged in the development, manufacture or Commercialization of the Ventana Assay.  For clarity, nothing contained in this Section 9.1 is intended or shall be construed to grant to Ventana or its Affiliates any license to use, make, have made, sell, offer for sale, import or otherwise exploit any Blueprint Product.

9.2.     Blueprint Product Specific License to Ventana.  Blueprint hereby grants Ventana a royalty-free, non-exclusive license in the Territory under any Specific Diagnostic Intellectual Property, the Blueprint Inventions, the Blueprint Project Results and Blueprint’s interests in any Joint Inventions and Joint Project Results to the extent reasonably necessary to make, have made, use, sell, offer for sale, import and otherwise Commercialize the Ventana IVD with the Blueprint Product in the Diagnostic Field during the Term in accordance with this Agreement.  The license granted in this Section 9.2 is not sublicensable, except to Ventana’s Divisional Affiliates and any Third Party engaged in the development, manufacture or Commercialization of the Ventana IVD.    For clarity, nothing contained in this Section 9.2 is intended or shall be construed to grant to Ventana or its Affiliates any license to use, make, have made, sell, offer for sale, import or otherwise exploit any Blueprint Product.

9.3.     Ventana License to Blueprint.  Ventana hereby grants to Blueprint a royalty-free, non-exclusive license in the Territory under: (i) Ventana’s Know-How and Ventana’s interests in any Joint Inventions and Joint Results to the extent reasonably necessary to make, have made, use, sell, offer for sale, import and otherwise Commercialize the Blueprint Product (including for use with any Assay) irrevocably and in perpetuity in accordance with this Agreement, and (ii) Ventana’s Background Intellectual Property, the Ventana Inventions and the Ventana Project Results to the extent reasonably necessary to make, have made, use, sell, offer for sale, import and otherwise Commercialize the Blueprint Product with the Ventana

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IVD during the Term in accordance with this Agreement.  The license granted in this Section 9.3 is not sublicensable, except to Blueprint’s Divisional Affiliates and any Third Party engaged in the development, manufacture or Commercialization of the Blueprint Product.  For clarity, and except in connection with the Commercialization of the Blueprint Product, nothing contained in this Section 9.3 is intended or shall be construed to grant to Blueprint or its Affiliates any license to use, make, have made, sell, offer for sale, import or otherwise exploit any Ventana Assay or Ventana Platform Technology.

9.4.     Blueprint Trademark License to Ventana.  Blueprint, on behalf of itself and its Affiliates, hereby grants to Ventana and its Divisional Affiliates, a non-exclusive, perpetual (except as set forth in the termination section of this Agreement), royalty-free right and license to use the Blueprint Trademark Rights and corporate names of Blueprint and its Affiliates for use in performance of development Activities under a Project Schedule and the Commercialization of a Ventana IVD in conjunction or for use with, or referring to, the Blueprint Product, in each case, in the Markets; provided,  however, that Ventana shall: (i) use the Blueprint Trademark Rights and corporate names of Blueprint and its Affiliates in a manner consistent with the standards provided in writing by Blueprint from time to time and that do not otherwise diminish the value of or dilute such marks and corporate names, (ii) upon request, from time to time, provide samples of the Package Instructions, packaging, Labeling, advertising or promotional materials that use such Blueprint Trademark Rights or corporate names, and (iii) promptly notify Blueprint if it becomes aware of actual or possible infringement of Blueprint Trademark Rights in connection with any Ventana Assay or the activities contemplated under this Agreement.

9.5.     Ventana Trademark License to Blueprint.  Ventana, on behalf of itself and its Affiliates, hereby grants to Blueprint and its Divisional Affiliates a non-exclusive, perpetual (except as set forth in the termination section of this Agreement), royalty-free right and license to use the Ventana Trademark Rights and corporate names of Ventana and its Affiliates, if applicable, for use in performance of development Activities under a Project Schedule and the Commercialization of the Blueprint Product in conjunction or for use with, or referring to, any Ventana IVD intended for use with the Blueprint Product, in each case, in the Markets; provided,  however, that Blueprint shall: (i) use the Ventana Trademark Rights and corporate names of Ventana and its Affiliates in a manner consistent with the standards provided in writing by Ventana from time to time and that do not otherwise diminish the value of or dilute such marks and corporate names, (ii) upon request, from time to time, provide samples of the Package Instructions, packaging, Labeling, advertising or promotional materials that use such Ventana Trademark Rights or corporate names, and (iii) promptly notify Ventana if it becomes aware of actual or possible infringement of Ventana Trademark Rights in connection with the Blueprint Product or the activities contemplated under this Agreement.

9.6.     No Other Rights; No Implied Licenses.  Only the licenses and other rights expressly granted by one Party to the other Party under terms of this Agreement are of any legal force or effect.  No other licenses or other rights are granted, conveyed or created (whether by implication, estoppel or otherwise).

10.         MANAGEMENT

10.1.     Committees; Generally.

10.1.1.     Membership and Decisions.  Each Party shall only appoint as representatives to a Committee those of its employees who have appropriate experience, knowledge, and ongoing familiarity with the Projects in their then-current phases.  Each Party shall be free to replace such representatives to a Committee with a new representative, upon prior written notice to the other Party.  Unless set forth to the contrary by the JSC, decisions of (including approval by) each Committee shall be by consensus, with each Party having one (1) vote.

10.1.2.     Meetings.  The JSC shall meet (either in person, telephonically or via video conference) not less than twice per year or at such other frequency as agreed by the respective JSC members; other Committees shall meet as directed by the JSC.  Additional representatives of the Parties may from time to time be invited to attend Committee meetings, subject to the other Party’s prior consent which shall not be unreasonably withheld, conditioned or delayed.  On a meeting by meeting basis, choice of the meeting location shall alternate between the Parties and the chair of each Committee shall alternate between a representative of Blueprint and a representative of Ventana.  Each Party shall bear its own expenses related to the attendance of meetings by its representatives.

10.1.3.     Management and Administration.  The Parties shall alternate recording minutes of the meetings and draft minutes of the meetings of each Committee, which will be generated and circulated to its members within ten

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(10) Business Days following each meeting and finalized by the applicable Committee promptly thereafter.

10.2.     Joint Steering Committee.

10.2.1.     Membership and Powers.  Within thirty (30) days after the Effective Date, the Parties shall form a joint steering committee (“Joint Steering Committee” or “JSC”) to facilitate the efficient and orderly transfer of information and coordination of processes related to the development, Regulatory Approval and Commercialization of the Blueprint Products and the Ventana IVDs that are the subject of this Agreement.  The initial members of the JSC shall be: (a) the LifeCycle Leader of the Companion Diagnostic Lifecycle and the Head of CDx Partnering representing Ventana, and (b) comprised of the Vice President of Translational Medicine and the Chief Business Officer representing Blueprint.

10.2.2.     Responsibilities.  The role and responsibilities and decision-making authority of the JSC is to generally manage and optimize the collaboration between the Parties on Projects in accordance with this Agreement and each applicable Project Schedule.  The JSC’s responsibilities shall include the following functions: (i) facilitating the transfer of information and data required hereunder, (ii) facilitating the cooperation of the Parties, when requested, to provide the information and support required to be provided by a Party hereunder, (iii) facilitating coordinated interpretation of clinical data as reasonably necessary in connection with the performance of a Project Schedule, (iv) discussing freedom to operate in relation to any Ventana IVD, (v) coordination of planned marketing activities as required under any Commercialization Plan, (vi) forming additional Committees as the Parties may agree, (vii) resolving disputes escalated by any other Committees, and (viii) taking such other actions as may be specifically allocated to the JSC by the Parties from time to time.  In the event that the JSC is unable to resolve a dispute arising hereunder, then, subject to Section 10.6, such dispute shall be escalated to the Parties’ Senior Officers pursuant to Section 15.1.

10.3.     Joint Development Committee.

10.3.1.     General.  Upon the request of either Party, the JSC shall form a joint development committee (a “Joint Development Committee” or “JDC”) for each Project.  The JDC shall have the role and responsibilities and decision-making authority as set forth below.  Blueprint shall reimburse Ventana for the travel and related costs for Ventana’s representatives for such meetings; provided, that (i) such reasonable out-of-pocket travel and related costs have been approved in advance by the JDC, and (ii) such representatives of Ventana have adhered to applicable company travel guidelines as agreed upon by the JSC.

10.3.2.     Responsibilities.  The JDC shall be responsible for reviewing and reporting on the progress of each Project, and ensuring that each Project proceeds according to the timelines set forth in the applicable Project Schedule.  The JDC shall be informed of, and each Party shall reasonably and in good faith consider the other Party’s views on the following decisions prior to submission of the relevant documents to Regulatory Authorities or finalization of such decisions:

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(i) approval of the requirements for the Ventana IVD; (ii) selection of the primary antibody (as applicable) for the Ventana IVD and any standards for the Ventana IVD; (iii) the Labeling (including the “Intended Use” statement to be submitted in a PMA) to be submitted in a Regulatory Submission or otherwise to be presented to a Regulatory Authority for the Ventana IVD; (iv)  the decision regarding the type of approval application to be developed and filed for Regulatory Approval for the Ventana IVD (e.g., in the U.S., the decision whether the Ventana IVD will be developed for Regulatory Approval under a PMA or a 510(k)); (v) selection of any Scoring Algorithm with respect to the Ventana IVD; and (vi) the decision whether a particular RUO Product should be developed and launched.

10.4.     Joint Commercialization Committee.

10.4.1.     General.  Upon request by either Party, the Parties shall form a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”) comprised of three (3) representatives of each Party, to be designated by each Party in its sole discretion.    The JCC shall have at least one representative responsible for Commercialization from each Party.  The JCC shall be responsible for planning and coordinating the activities of the Parties with respect to the Commercialization of the Ventana IVD with the objective of assuring that: (i) the Ventana IVD is Commercialized in a manner that supports diagnostic testing for the Blueprint Product, and (ii) the Ventana IVD is commercially available and being supplied to support diagnostic testing for the Blueprint Product in all countries of the Markets in sufficient quantities.

10.4.2.     Responsibilities.  Unless otherwise agreed to in writing by the Parties, the responsibilities of the JCC shall include the following activities: (i) to discuss, coordinate and make efforts to align the launch, marketing and Commercialization of the Ventana IVD and the Blueprint Product, including the exchange of information on forecasted demand of the Ventana IVD for use with the Blueprint Product; (ii) to discuss and coordinate Ventana’s activities supporting the Commercialization of the Ventana IVD, such as sales training (including, at Ventana’s discretion, training for Blueprint sales representatives), promotion, customer service, support and education activities; (iii) to discuss and coordinate possible activities with respect to quality assurance plans (including training and monitoring programs for the Ventana IVD); (iv) to discuss and resolve issues concerning shelf-supply and emergency stocks of Ventana IVD; and (v) such other activities as mutually agreed between the Parties from time to time.  The Parties acknowledge and agree that the JCC shall not have any powers to make decisions with respect to Ventana’s development and Commercialization of the Ventana Assay in relation to the use of such Ventana Assay with Third Party products (including products that may be competitive to the Blueprint Product).

10.5.     Joint Patent Committee.

10.5.1.     General.  Upon request by either Party, the Parties shall form a joint patent committee (the “Joint Patent Committee” or “JPC”) comprised of one or more representatives of each Party, to be designated by each Party in its sole discretion; provided, that at least one representative is a licensed patent attorney or patent agent.

10.5.2.     Responsibilities.  The JPC shall be responsible for planning and coordinating the activities of the Parties with respect to matters involving Joint Inventions and Joint Project Patents as follows: (a) allocating responsibility for prosecution of applications for Joint Project Patents, (b) providing the Parties with copies of material communications submitted to, and received from, any Patent authority regarding Joint Inventions, (c) providing drafts of any material filings or responses to be made to such Patent authorities a reasonable amount of time in advance of submitting such filings or responses so that the Parties may have an opportunity to review and comment, (d) ensuring that Joint Project Patents are not abandoned or not maintained without proper coordination, (e) conferring regarding Third Party infringement of any Joint Project Patents, misappropriation or misuse of any Joint Know-How that is subject to this Agreement, (f) conferring regarding Third Party Claims contesting the validity or enforceability of any Joint Project Patents, and (g) enforcing Joint Project Patents.

10.6.     Committee Decision-Making and Related Restrictions.  As further specified in this Agreement and each Project Schedule, Blueprint shall have final decision making authority with respect to all matters regarding the Blueprint Product and with respect to Drug Specific Assay Matters, and Ventana shall have final decision making authority with respect to all matters regarding the Ventana IVD (other than Drug Specific Assay Matters).  Neither Ventana nor any Committee shall have any authority over the conduct of any Clinical Trial or, in each case, any protocol therefor for a Blueprint Product.  No Committee shall have the power or authority to amend the terms and conditions of this Agreement.

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11.        NON-EXCLUSIVITY; INDEPENDENCE AND NON-INTERFERENCE

11.1.     Non-Exclusive Relationship.  The Parties’ relationship hereunder is non-exclusive.  Ventana may enter into arrangements whether or not similar to those described in this Agreement with Third Parties (including its Affiliates); Blueprint also may enter into arrangements whether or not similar to those described in this Agreement with Third Parties (including its Affiliates).  Nothing in this Agreement will be construed as restricting either Party’s ability to acquire, license, develop, manufacture or distribute for itself, or have others acquire, license, develop, manufacture or distribute for such Party, similar technology performing the same or similar functions as the technology contemplated by this Agreement, or to market and distribute such similar technology in addition to, or in lieu of, the technology contemplated by this Agreement; provided, that such Party complies with all provisions herein.

11.2.     Independent Development Efforts.  The Parties acknowledge and agree that Blueprint, Ventana and their respective Affiliates will retain the right to perform independent development, including as further outlined in this Section 11.2.  As used herein, the term “Independent Development” shall mean the undertaking of development work; provided, that such work is: (i) not prohibited by this Agreement, and (ii) undertaken without the unpermitted aid, application or use of any of the other Party’s Background Intellectual Property or Inventions.

11.2.1.     Independent Development by Blueprint.  Blueprint and its Affiliates have and shall retain ownership of all rights, title, and interest in and to the Blueprint Compound and are free to conduct Independent Development involving the use of the Blueprint Compound for any purpose (whether alone or in combination with any other product or service) and in collaboration with any Third Party.  The foregoing shall include Blueprint’s rights to independently utilize diagnostic tests (including in vitro, complementary or companion diagnostic products), other than or in addition to the Ventana IVD in connection with the development or Commercialization of the Blueprint Compound or any other compound, whether alone or in collaboration with Third Parties.

11.2.2.     Independent Development by Ventana.  Ventana or its Affiliates have and shall retain ownership of all rights, title, and interest in and to the Ventana Assay and are free to conduct Independent Development involving the use of the Ventana Assay or the Ventana Platform Technology for any purpose (whether alone or in combination with any other product or service) and in collaboration with any Third Party.  The foregoing shall include Ventana’s rights to independently develop, utilize, or Commercialize the Ventana Assay, the Ventana Platform Technology and other diagnostic tests and platforms (including in vitro, complementary or companion diagnostic products), whether alone or in collaboration with Third Parties, for use either alone or in conjunction with the development or Commercialization of any pharmaceutical products other than the Blueprint Product, provided that in no event shall Ventana have any right to use or disclose any Clinical Outcomes Data, Regulatory Documentation of Blueprint or other Highly Sensitive Data of Blueprint for such purpose.

11.3.      […***…]

12.         TERM AND TERMINATION

12.1.     Term.  The term of this Agreement will commence upon the Effective Date, and shall continue until terminated in accordance with this Article 12 (the “Term”).  If all Projects hereunder have been terminated in accordance with this Article 12, then either Party may terminate this Agreement for its business convenience upon thirty (30) days’ prior written notice to the other Party.

12.2.     Termination For Cause.

12.2.1.     Termination Rights.  Either Blueprint or Ventana may terminate this Agreement or any Project Schedule immediately by written notice to the other Party, in the event that the other Party has failed to cure its material breach of this Agreement (or the respective Project Schedule) within sixty (60) days of its receipt of notice of such breach; provided,  however, that a termination of the entire Agreement (as compared with a Project Schedule) shall only take place if the breach is material with respect to this Agreement as a whole or of a material provision of all of the Project Schedules.  Either Blueprint or Ventana also may terminate this Agreement (and any or all Project Schedules) immediately by written notice to the other Party, if the other Party becomes insolvent, makes or has made

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an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against it (except for involuntary bankruptcies which are dismissed within ninety (90) days) or has a receiver or trustee appointed for substantially all of its property.  Regardless of which Party terminates under this Section 12.2.1, Ventana shall cease performing all work not necessary for the orderly close-out of the applicable Activities and for fulfillment of any regulatory requirements.

12.2.2.     Effect of Termination by Blueprint for Cause.  In the event of termination by Blueprint pursuant to Section 12.2.1, in addition to any other remedies Blueprint may have under Applicable Laws, if requested by Blueprint, the Parties shall promptly meet to prepare a close-out Project Schedule and Ventana also shall use Commercially Reasonable Efforts to conclude or transfer such Project(s), as instructed by Blueprint, as expeditiously as reasonably possible.  With respect solely to the Blueprint Products being developed or Commercialized under the terminated Project(s), upon Blueprint’s notice, Ventana shall provide and the Parties shall negotiate in good faith to select and agree upon and implement, one or more Replacement Diagnostic Solutions that are reasonably acceptable to Blueprint.

12.2.3.     Effect of Termination by Ventana for Cause.  In the event of termination by Ventana pursuant to Section 12.2.1, in addition to any other remedies Ventana may have under Applicable Laws, Blueprint shall pay Ventana any outstanding amounts due in accordance with this Agreement prior to or in connection with such termination.

12.3.     Termination by Blueprint Other Than for Cause.

12.3.1.     Other Blueprint Termination Rights.  Blueprint may terminate any individual Project Schedule upon: (i) thirty (30) days’ prior written notice to Ventana in the event of a Drug Development Failure, and (ii) thirty (30) days’ prior written notice at any time and for any (or no) reason.

12.3.2.     Effect of Blueprint Termination.  In the event of a termination by Blueprint under this Section 12.3, with regard to the terminated Project(s): (i) Ventana shall cease performing all work not necessary for the orderly close-out of the applicable Activities, (ii) Ventana shall wind down such Project(s) in accordance with all regulatory requirements, and (iii) Blueprint shall pay Ventana all amounts due for Activities performed prior to the date of termination and on account of winding up such Project.  If the Ventana Assay has entered Ventana’s design control and Blueprint terminates an individual Project Schedule under part (ii) of Section 12.3.1, then  […***…].

12.4.     Termination by Ventana Other Than for Cause.

12.4.1.     Other Ventana Termination Rights.  Any Project hereunder may be terminated by Ventana on an intended use by intended use basis, upon thirty (30) days’ written notice (except that in the case of clause (iii)(d), one hundred and eighty (180) days’ written notice shall be required with respect to any Market for which Regulatory Approval has been obtained for a Ventana IVD) if: (i) Blueprint either does not provide reasonable assurance that it intends that the Labeling proposed for the Ventana IVD will reference the Blueprint Product, or Blueprint files for Regulatory Approval of the Blueprint Product without requesting that Ventana also file for Regulatory Approval of the Ventana IVD with Labeling that references the Blueprint Product, (ii) prior to design lock for the Ventana IVD, proceeding with the Project would require […***…] alterations to Ventana’s Platform Technology and Ventana would be unable to implement such alterations with Commercially Reasonable Efforts, or (iii) despite the exercise of Commercially Reasonable Efforts by Ventana or its Divisional Affiliates, as applicable: (a) Ventana is not able to obtain a Third-Party license pursuant to Section 4.2 or Section 4.4 for the respective Project, (b) the further development of the Ventana IVD under the respective Project is not […***…] feasible despite the exercise of Commercially Reasonable Efforts, which reasons were not reasonably anticipated as of the Effective Date, (c) there are regulatory barriers that preclude the commercially reasonable development of the Ventana IVD, which barriers were not reasonably anticipated as of the Effective Date, or (d) Ventana can demonstrate that […***…] of the Ventana IVD in such Market will not […***…] the Commercialization of the Ventana IVD in such Market by a Ventana Divisional Affiliate.    In the case of termination pursuant to clause (a), (c) or (d) of this Section 12.4.1, Ventana shall have the right to exercise any such termination right only on a Market-by-Market basis with respect to the applicable Market(s).

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12.4.2.     Effect of Ventana Termination.  In the event of a termination by Ventana under Section 12.3.1, with regard to the terminated Project Schedule(s): (i) the Parties shall promptly meet to prepare a close-out Project Schedule, (ii) Ventana shall cease performing all work not necessary for the orderly close-out of the applicable Activities or for the fulfillment of any regulatory requirements, (iii) Ventana shall use Commercially Reasonable Efforts to conclude or transfer such Project(s), as instructed by Blueprint, as expeditiously as reasonably possible and in accordance with all regulatory requirements, and (iv) Blueprint shall pay Ventana any outstanding amounts due for Activities performed prior to or in connection with such termination.  Without limitation of the last sentence of Section 12.4.1, in the event Ventana terminates an individual Project under parts (ii) or (iii) of Section 12.4.1, then solely with respect to any Blueprint Product that is the subject of the terminated Project(s), at Blueprint’s request, the Parties shall negotiate in good faith to select and agree upon and implement one or more Replacement Diagnostic Solutions with respect to the applicable country(ies) in the Markets that are reasonably acceptable to both Parties.

12.5.     Return of Materials and Confidential Information.  At the earlier of completion or termination of a particular Project (or this Agreement as a whole), and except as otherwise permitted herein, each Party shall destroy or return at the other Party’s expense and election, Project-related Materials (other than Generic Leftover Materials) and Confidential Information of the other Party.  Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information: (i) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing licenses or other rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes, and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes.

12.6.     Non-Exhaustive Remedy.  Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more Project Schedules)) in accordance with the provisions hereof shall not be construed as an election of remedies in lieu of those remedies that might otherwise be available under or in connection with this Agreement.

12.7.     Survival.  Termination or expiration of this Agreement will not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation arising hereunder. Sections 3.2.2, 3.2.4, 3.3, 4.1.2, 4.2, 4.7.3, 4.7.4, 4.7.5, 4.8, 5.1 (last sentence only), 5.9.1, 5.9.3, and 5.9.4 (but only to the extent that at the time of such termination or expiration Ventana is obligated to provide a Replacement Diagnostic Solution to Blueprint), 5.10, 5.11, 6.1 and 6.2 (in each case solely as applicable to payment obligations that have accrued prior to the effective date of such termination or expiration), 6.3, 6.4, 6.5, 7 (subject in the case of Sections 7.1.1 and 7.2.2 to the relevant periods stated therein, as applicable), 8, 9.1 (including the third sentence of Section 4.3 to the extent necessary to give effect thereto), 9.3 (but only with respect to the grant set forth in part (i)), 9.6, 12, 13.4, 14, 15 and 16 shall

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survive any termination or expiration of this Agreement, as the case may be.

13.        WARRANTIES AND DISCLAIMERS

13.1.     General Warranties.  Each Party hereby represents and warrants to the other Party as of the Effective Date that: (i) it is a corporation duly organized, validly existing, and in good standing under Applicable Laws, (ii) it has obtained all necessary consents, approvals and authorizations of all Regulatory Authorities (both inside and outside the Markets) and other Persons required to be obtained by it in connection with this Agreement, (iii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part, (iv) it has, to the best of its knowledge, the right to grant the applicable rights and licenses provided for under this Agreement, (v) all Samples that it provides to the other Party hereunder shall comply with the applicable Sample Requirements, and (vi) it shall perform its obligations and exercise its rights under this Agreement in compliance with Applicable Law.

13.2.     No Inconsistent Agreements.  Each of Ventana and Blueprint further hereby represents, warrants and covenants to the other Party that during the Term it will not grant or convey to any Third Party any right, license or interest in any Intellectual Property that is, or would become, inconsistent with the rights and licenses expressly granted to the other Party under this Agreement.

13.3.     No Debarment Nor Prohibited Payments.  Each Party hereby certifies that it will not and has not employed or otherwise used in any capacity the services of any Persons debarred under Title 21 United States Code Section 335a in performing any Activities under this Agreement.  Each Party further represents and warrants that in connection with the subject matter of this Agreement: (i) none of its employees, agents, officers or directors is a Foreign Official as defined in the U.S. Foreign Corrupt Practices Act, (ii) it will not make, accept or request any payment, either directly or indirectly, of money or other assets to any Third Party where such payment would constitute violation of any Applicable Laws, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010, (iii) regardless of legality, it shall neither make, accept nor request any such payment for the purpose of improperly influencing the decisions or actions of any Third Party, (iv) it shall report any suspected or actual violation of this Section 13.3 to the other Party upon becoming aware of the same.

13.4.     Disclaimers.  EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 13, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY HEREUNDER, EXPRESS, IMPLIED, OR STATUTORY, AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR FOR NON-INFRINGEMENT OF A PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHTS.

14.        INDEMNIFICATION AND LIMITATIONS ON LIABILITY

14.1.     Indemnification by Ventana.  Ventana shall defend, indemnify and hold each of Blueprint, its Affiliates and their respective directors, officers, employees and agents, together with the successors and assigns of any of the foregoing (each, a “Blueprint Indemnitee”) harmless from and against any and all claims, suits, actions, demands or judgments made by a Third Party (collectively, “Third Party Claims”) and any and all resultant liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys’ fees) (“Liabilities”) to the extent that such Third Party Claims and Liabilities arise out of, or in connection with this Agreement and: (i) a Ventana Indemnitee’s gross negligence or willful misconduct, (ii) a Ventana Indemnitee’s violation of Applicable Laws, (iii) the breach by Ventana of any of its representations and warranties or obligations under this Agreement, (iv) personal injury or death caused by the use or administration of the Ventana IVD hereunder; provided,  however, that Ventana’s obligations under this Section 14.1 shall be excused to the extent that such Third Party Claims or Liabilities

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arise out of (a) a Blueprint Indemnitee’s gross negligence or willful misconduct, (b) a Blueprint Indemnitee’s violation of Applicable Laws, or (c) the breach by Blueprint of any of its representations, warranties or obligations under this Agreement.

14.2.     Indemnification by Blueprint.  Blueprint shall defend, indemnify and hold each of Ventana, its Affiliates, and their respective directors, officers, employees and agents, together with the successors and assigns of any of the foregoing (each, a “Ventana Indemnitee”) harmless from and against any and all Third Party Claims and any and all resultant Liabilities, to the extent that such Third Party Claims and Liabilities arise, out of, or in connection with this Agreement, and: (i) a Blueprint Indemnitee’s gross negligence or willful misconduct, (ii) a Blueprint Indemnitee’s violation of Applicable Laws, (iii) the breach by Blueprint of any of its representations and warranties or obligations under this Agreement, and (iv) personal injury or death caused by the use or administration of a Blueprint Product, and (v) medical malpractice occurring in connection with any Clinical Trials of a Blueprint Product; provided,  however, that Blueprint’s obligations under this Section 14.2 shall be excused to the extent that such Third Party Claims or Liabilities arise out of (a) a Ventana Indemnitee’s gross negligence or willful misconduct, (b) a Ventana Indemnitee’s violation of Applicable Laws, or (c) the breach by Ventana of any of its representations, warranties or obligations under this Agreement.

14.3.     Procedure.  A Party seeking indemnification under Section 14.1 or Section 14.2 (an “Indemnitee”), shall notify the other Party (the “Indemnitor”) upon becoming aware of any Third Party Claim that may be subject to indemnification under this Section 14.  Failure to provide such notice shall not constitute a waiver or release of the Indemnitee’s rights to indemnification, except to the extent that such delay or failure materially prejudices the Indemnitor.  The Indemnitee shall cooperate reasonably with the Indemnitor and its legal representatives in connection with the investigation and defense of any Third Party Claim or Liability covered by this Section 14.  Neither Party may enter into any settlement, consent judgment or other voluntary final disposition of any Third Party Claim or Liability for which an Indemnitee seeks indemnification hereunder without the prior written consent of the other Party, if such settlement would: (i) impose any monetary obligation on the other Party or any of its Affiliates, (ii) constitute an admission of guilt or wrong-doing by the other Party or any of its Affiliates, or (iii) require the other Party or any of its Affiliates to submit to an injunction or otherwise limit the other Party’s or any of its Affiliates’ rights under this Agreement.

14.4.     Limitation of Damages.  EXCEPT IN THE EVENT OF THE GROSS NEGLIGENCE, INTENTIONAL BREACH OR FRAUD OF A PARTY, OR A PARTY’S WILLFUL AND ONGOING BREACH OF ITS OBLIGATIONS UNDER ARTICLE 7, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, MULTIPLE OR OTHER SIMILAR DAMAGES (INCLUDING ANY CLAIMS FOR LOST PROFITS OR REVENUES) ARISING FROM OR RELATING TO THIS AGREEMENT.  EXCEPT FOR LIABILITIES ARISING OUT OF THIRD PARTY CLAIMS UNDER SECTIONS 14.1 OR 14.2 (WHICH LIABILITIES, REGARDLESS OF THEIR CHARACTERIZATION BY SUCH THIRD PARTY, SHALL BE CONSIDERED DIRECT DAMAGES HEREUNDER),  […***…].

14.5.     Insurance.  During the Term and until the last Project conducted under this Agreement, each Party shall maintain reasonable and customary liability insurance under this Agreement, or the equivalent amount in self-insurance.  It is expressly understood that this requirement does not, in any way, represent that the types and minimum limits of insurance specified herein are sufficient or adequate to protect a Party’s interests or liability.

15.        DISPUTE RESOLUTION

15.1.     Resolution of Disputes by Senior Officers.  Any unresolved disagreement or dispute (“Dispute”) arising at the JSC or otherwise shall be referred to the Parties’ respective senior officers

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designated below (the “Senior Officers”), or their respective designees, for resolution through good faith negotiations over a period of up to thirty (30) days.  To the extent that a Party’s Senior Officer delegates his/her responsibility for resolution of a Dispute to another officer of such Party, such Party shall ensure that the designee has all necessary and appropriate authority to fully resolve the Dispute on behalf of such Party.  No such Senior Officer shall be a Party’s representative on the JSC or any other Committee hereunder.  Such Senior Officers are as follows:

For Blueprint:   Chief Executive Officer

For Ventana:     The individual to whom Ventana’s most senior JSC member reports.

15.2.     Arbitration.  Except for those matters for which a Party has final decision-making pursuant to Section 10.6 and as set forth in Section 15.8, any Dispute between the Parties arising in connection with this Agreement or their performance hereunder not resolved pursuant to Section 15.1 shall be finally resolved through binding arbitration.  The arbitration shall be conducted pursuant to the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”) and the provisions of this Section 15.2.

15.3.     Arbitration Panel.  The arbitration shall be conducted by a panel of three (3) arbitrators.  Within thirty (30) days after the initiation of the arbitration, each Party will nominate one individual to act as an arbitrator, and the two arbitrators so named will then jointly appoint the third arbitrator within thirty (30) days of their appointment, who will serve as chairperson of the arbitration panel.  All three (3) arbitrators must be independent Third Parties having at least ten (10) years of dispute resolution experience (including judicial experience) or legal or business experience in the biotechnology, pharmaceutical or diagnostics industry.  If any Party fails to timely nominate its arbitrator, or if the arbitrators selected by the Parties cannot agree on the individual to be named as chairperson within such thirty (30) day period, the AAA will make the necessary appointments for such arbitrator(s) or the chairperson.  Once appointed by a Party, such Party will have no ex parte communication with its appointed arbitrator.

15.4.     Location and Proceedings.  The place of arbitration will be in Wilmington, Delaware or such other venue as the Parties may mutually agree.  The arbitration proceedings and all communications with respect thereto will be in English.  Any written evidence originally in another language will be submitted in English translation accompanied by the original or a true copy thereof.  The arbitrators have the power to decide all matters in Dispute, including any questions of whether or not such matters are subject to arbitration hereunder.  The decisions of the arbitrators shall be final and binding on the Parties and shall not be subject to appeal.

15.5.     Limitation on Awards.  Except as permitted in Section 14.4, the arbitrators shall have no authority to award any punitive, exemplary, consequential, indirect, special or other similar damages.  Each Party shall bear its own costs and expenses (including attorneys’ fees and expert or consulting fees) incurred in connection with the arbitration.  The Parties shall equally (50:50) share the arbitrator’s fees and any other administrative costs and expenses associated with the arbitration.

15.6.     Confidentiality.  Neither Party, nor any of the arbitrators, shall be permitted to disclose the existence, content or results of any arbitration proceedings pursuant to this Article 15, without the prior written consent of both Parties.

15.7.     Governing Law.  The formation, existence, performance, validity and all aspects of this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware, U.S., excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

15.8.     Intellectual Property Disputes.  Notwithstanding anything herein to the contrary, any and all issues regarding the scope, inventorship, construction, validity, enforceability or ownership of the Background Intellectual Property of each Party, the Blueprint Inventions, the Ventana Inventions and the Joint Inventions shall be determined in a court of competent jurisdiction under the local patents laws of the

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jurisdictions having issued the Intellectual Property in question.

16.        MISCELLANEOUS

16.1.     Assignment.

16.1.1.     Permitted Assignments.  Neither Party has the right to assign its rights or obligations under this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed);  provided,  however, that (i) either Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to a person that acquires all or a majority of the shares or assets of such Party (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale, license or otherwise, and (ii) each Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to a Divisional Affiliate if the assigning Party remains liable and responsible for the performance and observance of all of the Divisional Affiliate’s duties and obligations hereunder.  Any assignment not in accordance with this Section 16.1 shall be void.

16.1.2.     Assignment of One or More Project Schedules.  In the event that Blueprint or its Affiliates have agreed in writing with a Third Party to exclusively license (or otherwise sell, transfer or divest) Blueprint’s or its Affiliates’ rights in a Blueprint Compound or a Blueprint Product to a Third Party, either in their entirety or with respect to one or more Markets, and Blueprint desires in connection therewith to assign to a Third Party any Project Schedule and its rights in connection therewith, without limitation to Section 16.1.1, Blueprint shall have the right to assign such Project Schedule to such Third Party pursuant to this Section 16.1.2 as follows: (i) in the case of any such Third Party that does not constitute a Qualified Assignee, only with the written consent of Ventana, not to be unreasonably withheld or delayed; (ii) in the case of any such Third Party that does constitute a Qualified Assignee, upon notice to Ventana without any requirement that Ventana provide consent.

16.1.3.     Assignments to Qualified Assignees.  If Blueprint and a Third Party who is a Qualified Assignee consent, and (i) if such Qualified Assignee has executed a companion diagnostic collaboration agreement with Ventana in the five (5) years prior to such time, then Ventana shall offer to novate the Project Schedules applicable to such Blueprint Compound or Blueprint Product to such Qualified Assignee under the terms of such companion diagnostic collaboration agreement between Ventana and the Qualified Assignee, and (ii) if such Qualified Assignee has not executed a companion diagnostic collaboration agreement with Ventana in the five (5) years prior to such time, then Ventana shall offer to novate the Project Schedules applicable to such Blueprint Compound or Blueprint Product to such Qualified Assignee under the terms of a companion diagnostic collaboration agreement with such Qualified Assignee on terms and conditions that are substantially similar to those contained herein, but in no event less favorable to such Qualified Assignee than Ventana’s then-current template master collaboration agreement for companion diagnostics.

16.1.4.     Rights to Intellectual Property of a Permitted Assignee.  The rights to Intellectual Property, data and materials: (i) controlled by a Third Party permitted assignee of a Party or any Person that is an affiliate of such Third Party immediately prior to such assignment, which Intellectual Property, data and materials were controlled by such assignee or any such affiliate (and not such Party) immediately prior to such assignment (other than as a result of a license or other grant of rights by such Party or its Affiliates to, or for the benefit of, such Third Party or such affiliate); or (ii) controlled by a Third Party that acquires all or a majority of the shares or assets of such Party (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale, license or otherwise, after the Effective Date, or by any Person that is an affiliate of such Third Party immediately prior to such acquisition,

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which Information, materials and intellectual property were controlled by such Third Party or any such affiliate (and not such Party) immediately prior to such acquisition (other than as a result of a license or other grant of rights by such Party or its Affiliates to, or for the benefit of, such Third Party or such affiliate), in each case ((i) and (ii)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement; provided, that in each case ((i) and (ii)), that such exclusion shall not continue to apply with respect to such Intellectual Property, data or materials to the extent that such Party uses, practices or incorporates such Intellectual Property, data or materials in its development Activities under a Project Schedule after such assignment or acquisition.  Unless otherwise agreed by the Parties, for purposes of any Project Schedule, the exclusion set forth in this Section 16.1.4 shall not apply to Intellectual Property, data and materials controlled by any Third Party that becomes a Qualified Assignee with respect to such Project Schedule pursuant to Section 16.1.2 or 16.1.3.

16.2.     Counterparts.  This Agreement and any Project Schedule hereunder may be signed in two (2) or more counterparts (electronic transmission of scanned signatures included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  After electronic transmission of scanned signatures the Parties shall, upon either Party’s request, execute and exchange documents with original signatures.

16.3.     Covenant Regarding Divisional Affiliates.

16.3.1.     Ventana Covenant.  Ventana hereby covenants to Blueprint that in the event that Ventana requires the services of any Affiliate covered by clause (ii) of the definition of a Ventana “Divisional Affiliate” to perform Ventana’s obligations under this Agreement, Ventana shall ensure that any employee or agent of such Divisional Affiliate that is engaged in the Pharmaceutical Field does not access Blueprint’s Confidential Information held by Ventana.

16.3.2.     Blueprint Covenant.  Blueprint hereby covenants to Ventana that in the event that Blueprint requires the services of any Affiliate covered by clause (ii) of the definition of a Blueprint “Divisional Affiliate” to perform Blueprint’s obligations under this Agreement, Blueprint shall ensure that any employee or agent of such Divisional Affiliate that is engaged in the Diagnostic Field does not access Ventana’s Confidential Information held by Blueprint.

16.4.     Entire Agreement.  This Agreement sets out the entire agreement and understanding between the Parties regarding the subject matter of this Agreement and supersedes all prior discussions, arrangements and agreements, whether oral or in writing or which may be inferred from the conduct of the Parties.  That certain Services Agreement by and between the Parties effective May 27, 2015 is hereby terminated and superseded by mutual agreement; provided,  however, that any Confidential Information exchanged thereunder (and any Confidential Information exchanged under that certain Mutual Non-Disclosure Agreement for Pharmaceutical Related Diagnostics by and between the Parties effective as of the 27th day of January, 2014) shall be subject to Article 7 of this Agreement, and provided,  further, that that certain Exhibit A, effective as of August 3, 2015 to that Services Agreement shall be deemed to be a Project Schedule subject to this Agreement, which Project Schedule is hereby ratified and affirmed by the Parties in its entirety.

16.5.     Force Majeure.  Neither Party shall be liable for failure or delay in performance under this Agreement due to force majeure causes such as an act of God, strike, lockout or other labor dispute, civil commotion, sabotage, fire, flood, explosion, acts of any government, any other similar causes not within the reasonable control of the Party affected (a “Force Majeure Event”).  In the event either Party is unable to perform any of its obligations hereunder due to a Force Majeure Event, such non-performing Party shall promptly notify the other Party.  Performance hereunder shall be promptly resumed after the applicable Force Majeure Event has been remedied.  If the Force Majeure Event lasts for more than sixty (60) days, the other Party may terminate this Agreement or any Project Schedule by written notice to the non-performing Party, and for purposes of consequences of termination, solely clauses (i) and (ii) only of Section

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12.3.2 shall apply with respect to such termination.

16.6.     Notice.  All notices under this Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by overnight courier service, to the attention of the general counsel at the addresses of the respective Parties set forth in the first paragraph of this Agreement or to such other address as the Party to whom notice is to be given may have provided to the other Party.  Such notice shall be deemed to have been given (i) as of the date delivered if such notice is delivered by hand, or (ii) on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.

16.7.     Relationship of the Parties.  The relationship of the Parties is that of independent contractors.

16.8.     No Third Party Beneficiaries.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity other than the Parties hereto and their respective successors and assigns.

16.9.     Use of Parties’ Names.  The Parties will agree upon an initial form of press release regarding their execution and entering into this Agreement, and which is intended to be issued on or promptly after the Effective Date as mutually agreed to by the Parties.  Thereafter, neither Party shall make (or have made on its behalf) any oral or written release of any statement, information, advertisement or publicity in connection with this Agreement which uses the other Party’s name, symbols, or trademarks without the other Party’s prior written approval.

16.10.     Validity/Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision which shall remain in full force and effect.

16.11.     Waiver; Modification of Agreement; Non-Exhaustion of Remedies.  No waiver, amendment, or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties.  Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

[Signatures appear on subsequent page]

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In witness whereof, Ventana and Blueprint, intending to be legally bound, have executed this Agreement as of the Effective Date by their respective duly authorized representatives.

Blueprint Medicines Corporation		Ventana Medical Systems, Inc.

By:	/s/ Jeffrey Albers	By:	/s/ Douglas Ward

Name:	Jeffrey Albers	Name:	Douglas Ward

Title:	President and CEO	Title:	VP & Life Cycle Leader, CDx

[Signature Page to Master Collaboration Agreement]

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Execution Draft

Project Schedule #1

DEVELOP A PREMARKET APPROVAL (PMA) READY AUTOMATED IHC IUO ENROLLMENT ASSAY FOR FGF19

Project Snapshot:

Company: Blueprint Medicines Corporation	Intended Use(s): Hepatocellular carcinoma (“HCC”)
Drug: BLU-554	Pharmaceutical Class: Small molecule
Signaling Pathway: FGFR4	Assay Target(s): FGF19
Assay Needed: FGF19 IHC	PMA to be submitted for: FGF19 IUO IHC

Capitalized terms used in this Project Schedule and defined in the Master Collaboration Agreement between the Parties dated as of March 1, 2016 (the “Collaboration Agreement”) shall have the meanings ascribed therein.

Effective Date: March 1, 2016

Scope of Work Summary

1.          IUO Development Stage

a.     Goal: to prepare an analytically validated, Investigational Use Only Assay using the  […***…] antibody, the Benchmark ULTRA platform and OptiView detection and verified to the United States’ FDA specifications that may be used to select patients in registrational trial(s) of BLU-554 in hepatocellular carcinoma (“HCC”).

b.     Anticipated Timeline  […***…] for HCC (the “Intended Use”).  Ventana will use commercially reasonable efforts to have Ventana IUO ready for BLU-554 pivotal Clinical Trials. In the event the Ventana IUO will not be ready, a Joint Project Team will identify contingencies to select patients for such trials such as incorporating the Ventana CAP CLIA Lab.

c.     Estimated Fees to Blueprint for the Intended Use:  […***…] (excluding passed through1 and optional costs as described further, and assuming Blueprint has elected to  […***…])

2.          Clinical Development Stage and Product Registration

a.     Goals: (i) to use the Ventana IUO to determine patient eligibility in Clinical Trials of BLU-554, and collect data from those trials to demonstrate clinical utility of the Assay for FDA approval; (ii) conduct Inter-laboratory- Reproducibility study, a diagnostic clinical study needed for FDA submission; (iii) to seek product approval and/or registration with global regulatory authorities.

b.     Anticipated Timeline: dependent on Blueprint’s clinical development plan

c.     Markets:  Based on this plan, Ventana is expected to seek registration for the Ventana IUO in the United States and countries that recognize the CE/ IVD self- registration process (including, but not limited to,  […***…]).  For clarity,  […***…] do not permit self- declaration and require studies that are not in the scope of this Project Schedule, unless added by mutual agreement under a new Project Schedule. Unless otherwise agreed by the Parties in writing, for purposes of the Agreement and this Project Schedule, “Markets” means the United States and countries that recognize the CE/ IVD self- registration process (including, but not limited to,  […***…]).

1 Generally, tissue acquisition pass through costs  […***…].

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d.     Estimated Cost to Blueprint for the Intended Use:  […***…] (excluding passed through costs).

3.          Commercialization

a.     Goal is to prepare for market launch in the Markets listed above.  Timelines and, if any, a budget/cost estimate to be detailed in separate Commercialization Plan and/or Project Schedule as outlined in Collaboration Agreement.

Detailed Scope of Work and Budget

Stage 1:  IUO Development Stage

At the initiation of Stage 1, Blueprint and Ventana will agree to develop an IUO for BLU-554 in HCC.  A Joint Project Team (JPT) will be created, comprised of functional subject matter expert representatives of each party.  The leaders of the Joint Project Team will be a CDx Project Leader from Ventana and Project Manager from Blueprint.  Matters before the JPT will be decided by consensus.

The final Ventana IUO will consist of three key components:

1) An assay system that is optimized and analytically validated for the Intended Use,

2) An optimized interpretation guide with validated Cutoff Value(s) for patient selection, and

3) A validated cGMP manufacturing process for production of test kit reagents.

The Ventana IUO will be developed under full design control as per Ventana’s Product Development Process (“PDP”), and will be developed through stage gates known as Early Concept (“EC”), Design Goals (“DG”), Design Input (“DI”), and Design Output (“DO”).  The activities and key deliverables are outlined in tables to this document.  Formal Design Reviews (“FDR”) occur at the end of each stage as governed by the PDP, and summary PowerPoint presentations required will be shared with Blueprint as the key Deliverables for each stage gate, including where expressly listed for each Phase of the Project below, and for each such PowerPoint presentation the JPT shall agree upon the level of detail to be included.  Supporting information and data will also be shared upon agreement by the respective Parties’ Project Leaders on the Joint Project Team.    The JPT shall also coordinate and approve Ventana’s advancement to each subsequent Phase of this Project Schedule (and it is anticipated and agreed that such approval/advancement could occur in parallel with or prior to the completion of the preceding Phase(s)).    A portfolio committee within Ventana governs the PDP and assigns dedicated resources to projects, and Ventana will ensure that the Ventana members of the Joint Project Team are appropriately allocated and dedicated to the project.

The manufacturing of critical raw material, the anti-FGF19 antibody, clone  […***…], will be manufactured by a Divisional Affiliate of Ventana, Spring BioScience Corporation, in Pleasanton, CA, using previously determined manufacturing processes.

Once  […***…] lots of critical raw material have been produced and are available for development studies, the Assay will be analytically validated using OptiView detection and on the Benchmark ULTRA platform.  A scoring/ interpretation system, developed in part through the use of the prototype FGF19 Assay previously used in the Ventana CAP/ CLIA lab, will be optimized, and Cutoff Value(s) selected for patient selection will be verified.  The scoring system development and Cutoff Value(s) selection will be a joint effort, relying on each Party’s biostatisticians to analyze patient outcomes and FGF19 expression levels from earlier trials.  Ventana will verify that the Assay can reproducibly identify patients above and below the selected Cutoff Value(s).

Following scoring optimization and Cutoff Value(s) verifications, Ventana will produce necessary training materials for study pathologists, and will verify control tissues and instructions for laboratories to use to complete the enrollment Assay system.  Verification studies including FDA‑required preclinical studies designed to understand the impact of tissue sample variability on Assay performance will also be completed prior to the start of the registrational Clinical Trial.

Ventana will prepare a pre-submission briefing package, and submit to FDA, to align with FDA on the development strategy for the product. If needed, Ventana will prepare and seek a Significant Risk Determination (“SRD”) from the FDA,

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hold a joint meeting with FDA (with Blueprint participating as needed), and prepare and receive an Investigational Device-Exemption (IDE) for the Ventana Assay to be used for the selection of patients for inclusion in Clinical Trials evaluating BLU-554.  Ventana will then receive the IDE in accordance with FDA pre-IDE feedback and 21CFR812 requirements.

IUO Development will be initiated for HCC as the Intended Use.  This Project Schedule does not include a second Intended Use.  If a second Intended Use is needed a separate Project Schedule will be developed.

1.0        Design Control Overview and Stage Gates (EC, DG, DI, DO)

1.1     Projection Initiation/Early Concept Phase (EC)

The key objectives of the Early Concept phase are:

1.     Resource allocation, including creation of Ventana Project Team. Ventana Project Team should consist of, but not be limited to, personnel from the following functions: Project Management, Development, Pathology, Marketing, Regulatory, Clinical, Quality, and Statistics (“Ventana Project Team”)

2.     Complete freedom to operate (FTO) and intellectual property (IP) analysis

3.     If needed, antibody transfer and initiation of antibody manufacturing at Ventana

Phase 1.0 Summary:

1.0 Project Initiation/Early Concept Phase Activities, Deliverables, and Milestones
Milestone	Activities and Deliverables		Milestone Fee and Payment Terms
Resource Allocation

• Written notice from Ventana that Ventana Portfolio Committee has approved project to take the Intended Use through Product Feasibility (Design Input Stage Gate) and to complete IUO Verification;

• Summary PowerPoint presentation to be shared for  the following, when applicable:

o  Project Scope

o  Resource Requirements

o  Key Drivers

o  Initial Regulatory Classification(s)

o  Determination of New Technology

• Written notice from Ventana specifying Ventana Project Team members

[…***…]
Freedom to Operate Analysis	• Ventana-Blueprint Teleconference or Face to Face meeting to discuss IP/FTO legal assessment		[…***…]
Third Party License Agreement	• TBD, if necessary, pending results of FTO analysis		TBD if needed
Antibody Production	• Spring to optimize and scale antibody production • If needed, Spring to manufacture three lots for development studies		N/A
Anticipated Timelines	[…***…]	Estimated Cost for Phase	[…***…]

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1.1 Analysis Phase – Design Goal (DG) Stage Gate

The key objectives of the design goal phase are:

1.     Determine the feasibility of an IUO Assay that supports the Intended Use

2.     Identify the risks and develop a risk mitigation plan

3.     Set the Design Goals

4.     Source and qualify tissues in the Intended Use to support the feasibility and verification studies.

5.     Formal project initiation by Ventana Marketing to develop launch plan and by Ventana Regulatory to develop regulatory strategy.

Phase 1.1 Summary:

1.1 Analysis Phase Activities, Deliverables, and Milestones
Milestone	Activities and Deliverables		Milestone Fee and Payment Terms
Project Kickoff

•   Upon approval of EC milestone, schedule first JPT meeting to build relationship, align on collaboration goals & project governance, and review project scope and timelines

•   Set-up subsequent JDC and sub-team meetings

N/A
Sourcing for Analysis Phase

•   Ventana to identify and acquire mutually agreed upon materials needed for analysis phase, including but not limited to the following:

o   Primary and metastatic tissues for the Intended Use

o   Pharma arrays

•   Create multi-tissue blocks representing dynamic range of expression (i.e., high, medium, low)

[…***…]
Establish Technology Feasibility	• Preliminary testing & optimization of antibody on a BenchMark ULTRA instrument system using OptiView DAB IHC detection kit o Leverage prototype Assay development/validation data toward new assay		N/A
Completion of IUO Assay Technology Feasibility (DG)

•   Ventana to generate the following internal deliverables for Formal Design Review:

o   Technology Feasibility report

o   Design History File

o   Design Goals Document

o   Draft Global Launch Plan and Regulatory Strategy

•   Written notice to Blueprint that IUO Assay Technology Feasibility has been completed

•   PowerPoint summaries of Ventana activities delivered to Blueprint

[…***…]
Anticipated Timeline for Phase	[…***…]	Estimated Cost for Phase (excluding pass through costs)	[…***…]

1.2 Planning and Product Feasibility Phase – Design Input (DI) Stage Gate

The key objectives of the design input phase are:

1.     Develop and optimize conditions for the Ventana IUO

2.     Identify control tissue and complete feasibility testing

3.     Develop a preliminary scoring algorithm for the interpretation guide

4.     Regulatory: Pre-IDE submission to FDA

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Phase 1.2 Summary:

1.2 Planning and Product Feasibility Phase Activities, Deliverables, and Milestones
Milestone	Activities and Deliverables		Milestone Fee and Payment Terms
Sourcing for Planning and Product Feasibility Phase

• Ventana to identify and acquire materials needed for Planning and Product Feasibility Phase, including but not limited to the following:

o  Primary and metastatic tissues for the Intended Use

o  Multi-tissue blocks for Tour of Body/Tour of Tumor (TOT/TOB) studies

o  Pharma arrays

o  Cell lines for development

[…***…]
Antibody Assay Development and Optimization

• Antibody Assay Development and Optimization may include as needed:

o  Tissue screening and MTBs

o  Working titer

o  Diluent screen

o  Pretreatment screen (Antigen retrieval methods Protease)

o  Antibody incubation time

o  OptiView  DAB detection

o  Official Titer

o  Accelerated Stability

o  Intended Use Case Staining (50 pos and 50 neg per Intended Use

• TOT/TOB Studies summaries into Product & Process Feasibility Report

N/A
Tissue Control Identification

• Formatting:

o  FFPE Tissue Control

o  Cut Sections on glass slides

• Feasibility Testing:

o  Optimization on BenchMark ULTRA

o  Lot to lot or case to case reproducibility as needed and determined at the JPT level to optimization across instrument systems.

o  Failure Mode Testing

• Studies to be summarized in Product & Process Feasibility Report

N/A
Preliminary Scoring Algorithm Development

• Define positive/negative Cutoff Value(s) using following:

o  Patient case review using clinical samples and outcomes data to establish a Cutoff Value

o  Pre-Method comparison to approved test method.

o  Input from pathologist with expertise in Intended Use.

N/A
Significant Risk Determination (SRD) and IDE as needed	• If needed, prepare and submit SRD to FDA, determine the need for IDE. • Ventana to prepare IDE documentation as determined at the JPT Prepare and file IDE if needed		N/A
Completion of IUO Assay Development Feasibility (DI)

• Ventana to generate the following internal deliverables for Formal Design Review:

o  Product & Process Feasibility Report

o  Product Requirements Document

o  Trace Matrix

o  Design & Development Plan

o  Design Transfer Plan

o  Customer Requirements Document

• Notice to Blueprint that IUO Assay Development Feasibility is complete

• PowerPoint summary of internal deliverable contents to Blueprint

[…***…]
Anticipated Timeline for Phase	[…***…]	Estimated Cost for Phase (excluding pass through costs)	[…***…]

1.3 Design and Development Phase – Design Output (DO) Stage Gate

The key objectives of the Design Output phase are:

1.     Optimization and validation of the interpretation guide

2.     Full design verification studies for the locked Ventana IUO

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3.     GMP Manufacturing process validation for test kit reagents and control tissue; timing of process validation flexible depending on Project timeline

4.     Production and labeling of test kits ready to use in clinical stage

5.     Regulatory: data to support SRD (if needed) and IDE submission to FDA

Phase 1.3 Summary:

1.3 Design and Development Phase Activities, Deliverables, and Milestones
Milestone	Activities and Deliverables	Milestone Fee and Payment Terms
Sourcing for Design and Development Phase

•   Ventana to identify and acquire mutually agreed upon materials needed for Design and Development Phase, including but not limited to the following:

o    Primary and metastatic tissues for the Intended Use

o    Pharma arrays

o    Cell lines for control slide development

[…***…]
Optimization/ Verification of Scoring System	• Deliver final Interpretation Guide • Provide written notice that Final Interpretation Guide is available • Provide a copy of Final Interpretation Guide	[…***…]
Manufacture IUO Assay and Process Validation	• Manufacturing process validation plan • PowerPoint summary outlining process validation and manufacturability plans • Generation of IUO label for test kit • Orderable IUO kits available	[…***…]
Design Verification Studies

•   All Design Verification Studies performed as a system

•   Parameters: Formulation of antibody must be locked and instrument protocol selections must be determined prior to initiation of studies

•   Requirements: 150 positive and 150 negative tissues for Intended Use; scoring algorithm and Interpretation Guide are available

•   Studies to support IUO build in operations include:

o    Design lot(s) formulation – lot to lot equivalency established

o    Accelerated stability - assign IUO build expiration dating

o    Immunoreactivity – Normal and neoplastic tissue screen

o    Repeatability/Reproducibility – Intra-day repeatability, Inter-day, and Intra-platform reproducibility to establish Assay precision

•   Pre-analytical studies include:

o    Ischemia study

o    Fixation study

o    Tissue thickness (2 to 7 micron sections)

•   Stability Studies include:

o    Reagent real time stability testing

o    Cut slide stability – for antigen stability in FFPE sections provided in IUO package insert, provided to clinical sites

•   Reader precision studies include:

o    Inter-reader/Intra-reader precision

o    Assay migration - platform compatibility to support CE/IVD launch

o    Reproducibility and Robustness – multiple lots of antibody combined with multiple lots of detection across multiple instrument platforms and cases

o    Design lot to IUO lot equivalency

o    Failure Mode testing/Protocol limitations

•   Antibody Characterization studies include

o    Western blot

o    Peptide inhibition

o    Immunoprecipitation

•   PowerPoint summaries of Design Verification studies will be provided

N/A

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1.3 Design and Development Phase Activities, Deliverables, and Milestones
Milestone	Activities and Deliverables		Milestone Fee and Payment Terms
Completion of IUO Assay Verification (DO)

• Ventana to generate following internal Deliverables for Formal Design Review:

o  Design Verification Reports

• PowerPoint summary of internal deliverables to Blueprint

• Written notice that IUO Assay Verification has been completed

[…***…]
Anticipated Timeline for Phase	[…***…]	Estimated Cost for Phase (excluding pass through costs)	[…***…]

1.4 Submission Phase

The key objective is to receive IDE designation of IUO assay

Phase 1.4 Summary:

1.4 Submission Phase Activities, Deliverables, and Milestones
Milestone	Activities and Deliverables		Milestone Fee and Payment Terms
Pre-Submission Briefing Packet and, if needed, Significant Risk Determination (SRD) and if needed, IDE preparation

•   Ventana to create pre-submission briefing packet

•   If needed, Ventana to prepare SRD documentation, submit to FDA to determine risk level

•   If required, Ventana will hold joint meeting with FDA, (Blueprint will participate, as needed)

•   If needed, Ventana to prepare and deliver, IDE documentation as determined by the FDA

•   If needed, Ventana to prepare, seek, and receive IDE from FDA for Ventana Assay to be used in patient selection for trial inclusion

[…***…]
Anticipated Timeline for Phase	[…***…]	Estimated Cost for Phase	[…***…]

Stage 2:  Clinical Development Stage and Product Registration

The Ventana IUO will be transferred to commercial laboratories and used as an enrollment Assay for global Clinical Trials of BLU-554 in HCC.  For clarity, while the Ventana CAP/CLIA laboratory is qualified to be a testing lab for pivotal studies, it is Ventana’s recommendation that the Ventana IUO be transferred to a commercial laboratory(ies) other than Ventana’s CAP/CLIA certified laboratory for use in registrational Clinical Trials.  If the Ventana IUO is not ready to be transferred to commercial laboratories for the start of an BLU-554 pivotal study, Blueprint and Ventana will negotiate in good faith the terms of separate Project Schedules (i) for patient screening using the prototype Ventana Assay at Ventana’s CAP/CLIA laboratory and (ii) any resulting bridging studies that are required for the Ventana Assay to gain Regulatory Approval.

The Ventana IUO will be transferred and validated at those labs, and the lab pathologists trained and qualified by Ventana prior to enrollment for those pivotal Clinical Trials.  A diagnostic clinical trial protocol will be written and a clinical site initiation visit (“SIV”) will be completed at the start of each Clinical Trial, to ensure proper data capture and operations to support the clinical development of the IUO.  Following Clinical Trial start and throughout the duration of the enrollment portion of the Clinical Trial, Ventana will monitor the performance of the testing lab, collecting data for the PMA submission.

7

[Confidential Information of Blueprint and Ventana]

In addition to the Clinical Trials involving BLU-554, a separate inter-laboratory reproducibility study (ILR) will be designed and completed (“ILR”).  The ILR is a purely diagnostic Clinical Trial that does not need BLU-554 treated patients or samples.  The Clinical Trial is designed and executed solely by Ventana and the data are required for a PMA application.

Near the end of the BLU-554 registrational Clinical Trial(s), Ventana will submit a modular PMA application to the FDA.  Modules 1, 2, and 3 are focused primarily on the analytical performance of the Ventana Assay and the system components, and Module 4 brings in the clinical utility data to BLU-554.  In addition and if needed, Ventana will prepare and submit necessary document to the Roche Diagnostics Germany Regulatory group, which will determine whether Roche may self-declare conformity to CE rules for companion diagnostics.  Following declaration of conformity, Ventana may register the assay as a CDx in countries where Blueprint intends to launch BLU-554.

2.0 Set-Up and Use of IUO Assay In Clinical Trials

The key objectives of the phase are:

1.     Enable patient selection in relevant Clinical Trials

2.     Collect Assay performance data to support future regulatory filings

Phase 2.0 Summary:

2.0 Set-Up and Use of IUO Assay In Clinical Trials
Milestone	Activities and Deliverables	Milestone Fee and Payment Terms
Clinical Site Initiation Visit and Assay Transfer

•   Lab selection is at Blueprint’s discretion; Ventana will provide input on lab selection and contracting upon request

•   Ventana, Blueprint, and laboratory(ies) will work together on Data Analysis Plan (i.e., establish data collection processes and database format), and Communication Plan

•   Ventana to perform preliminary Audits, as necessary

•   Ventana to provide Pathologist/reader training and proficiency

•   Ventana to lead Site and Study Initiation and Ventana IUO transfer at a minimum of  […***…]

•   Ventana to prepare Lab Readiness Report; Blueprint will be able to review report.

•   Note: Fees listed are for sites in the USA and EU only.  For sites outside the USA and EU, the Parties agree to negotiate in good faith in order to accommodate additional travels costs if any

[…***…]
First Patient Screened Milestone

•   Ventana to provide written notice that first patient has been screened using the Ventana IUO for potential enrollment into a Clinical Trial evaluating BLU-554

•   Milestone to be paid one time per Intended Use

[…***…]
Clinical Site Monitoring

•   Quarterly monitoring of laboratories by Ventana

•   Activities will include Data Quality Assurance and Audits, as necessary

•   Written quarterly updates will be provided to Blueprint

•   Monitoring will cease upon final patient screen result

•   Note: Fees listed are for sites in the USA and EU only.  For sites outside the USA and EU, the Parties agree to negotiate in good faith in order to accommodate additional travels costs if any

[…***…]
IUO Kit Manufacturing

•    […***…] of IUO kits transferred from Ventana manufacturing to Ventana clinical group; the exact number will be determined at the Joint Project Team level and depends on the number of slides as described in clinical protocol

•   Transfer to Clinical Operations Group for use in Clinical Trials

•   Standard Ventana unit is  […***…]

[…***…]

8

[Confidential Information of Blueprint and Ventana]

2.1 Inter-laboratory Reproducibility Study

The key objectives of the phase are:

1.     Identify qualifying labs to participate.

2.     Train labs on Ventana IUO

3.     Perform FDA required inter-laboratory study and include data in appropriate submissions

Phase 2.1 Summary:

2.1 Inter-laboratory Reproducibility Study
Milestone	Activities and Deliverables	Milestone Fee and Payment Terms
Tissue Acquisition and Qualification	• Ventana to identify and acquire tissues needed for ILR study	[…***…]
ILR Study

•   Ventana solely responsible for conducting ILR study

•   Intended Use Cohort Generation

•   Data collection from multiple pivotal lab sites

•   Analysis to demonstrate concordance of Ventana IUO performance across multiple labs/customer sites

•   Ventana will summarize findings in ILR Report, which will be made available to Blueprint

[…***…]

2.2 IVD Registration and Launch

The key objectives of the phase are:

1.     To gain approval and launch IVD

Phase 2.2 Summary:

2.2 IVD Registration and Launch
Milestone	Activities and Deliverables	Milestone Fee and Payment Terms
PMA Submission Preparation	• In coordination with Blueprint, Ventana will prepare PMA Modules 1-4 • Assume modular submission will be performed by Ventana	[…***…]
PMA Submission User Fees	• Final modules submission	[…***…]
CE/IVD Predictive Registration	• Declaration of Conformity obtained by Ventana	[…***…]
Launch Decision

•   Commercial Readiness Review conducted by Ventana to ensure training of operations, support and sales personnel are complete or scheduled

•   Formal Design Review, LCM Governance approval of Launch Decision

•   PowerPoint deliverable summarizing Commercial Readiness Review and Formal Design Review

•   Written notice of Launch Decision to Blueprint

[…***…]
FDA Approval Milestone	• Notice of PMA Approval from FDA	[…***…]

9

[Confidential Information of Blueprint and Ventana]

Termination of this Project Schedule under Section 12.3.1 of the Collaboration Agreement

In the event that Blueprint terminates this Project Schedule pursuant to part (ii) of Section 12.3.1 of the Collaboration Agreement, then Blueprint shall pay, as applicable, a termination fee to Ventana within thirty (30) days after receipt of an invoice therefor, the amount of which termination fee shall be determined as follows:

Termination Gate	Termination Gate Trigger	Termination Fee
1	If Blueprint serves notice of termination at any time after the initiation of the Design and Development Phase (Phase 1.3), but prior to the occurrence of Termination Gate 2	[…***…]
2

If Blueprint serves notice of termination at any time after the earlier to occur of (i) the initiation of a registrational Clinical Trial, or (ii) notification or designation that an ongoing study will serve as a registrational Clinical Trial (“Termination Gate 2”), but prior to the occurrence of Termination Gate 3

[…***…]
3	If Blueprint serves notice of termination at any time after the submission of the first PMA (“Termination Gate 3”), but prior to the occurrence of Termination Gate 4	[…***…]
4	If Blueprint serves notice of termination at any time after receipt of notice of FDA Approval for the PMA (“Termination Gate 4”), but prior to the […***…] of such FDA Approval	[…***…]

Optional Studies:  Additional Platform Verifications

The Ventana IUO will first be developed and optimized on the Benchmark ULTRA automated system.  The Parties may agree to complete development and platform migration studies to validate the Ventana IUO on additional Ventana platforms (e.g., BenchMark XT or GX).  The cost of additional validation would depend on the time at which Blueprint decides to pursue migration, and is outlined in the table below. The timelines to complete those studies would be scoped and agreed to under a new Project Schedule, but would be capped at the costs outlined below if the decision taken in Stage 1.  The most efficient time to perform any platform migration studies would be during Stage 1, when resources are most easily leveraged.  Ventana and Blueprint will work together to ensure that platform migration studies are initiated at an appropriate time to align IVD approval with the global launch of the Blueprint drug in various countries and regions.

Additional testing on other instrument systems to support an ex-US launch will require enough samples to demonstrate reproducibility testing across multiple instruments (this may be a small sample set of cases including both positives and negatives but a large number of slides).  These additional instrument systems would not be included with the PMA.

Optional Studies for Platform Migration

Activity	Price
Inclusion of Platform Migration to BenchMark XT or GX- Decision made prior to (DG)	[…***…]
Inclusion of Platform Migration to BenchMark XT or GX- Decision made after DG but prior to (DO)	[…***…]

Stage 3:  Commercialization Stage

Approximately  […***…] prior to the anticipated launch of BLU-554, the Ventana CDx, commercialization planning and launch readiness activities will begin.  This will include collaboration between Ventana’s and Blueprint’s worldwide commercial teams.  This includes worldwide registration requirements, including PMA submission in the United States and CE/IVD predictive claim registration in the EU.  Further details of commercialization to be covered in separate Project Schedule, as outlined in the Collaboration Agreement.

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[Confidential Information of Blueprint and Ventana]

Summary of Costs and Anticipated Timing for the Intended Use

Stage 1: IUO Development
Phase	Milestone	Milestone Fee	Estimated Timing
1.0	Concept Phase	[…***…]	[…***…]
1.1	Analysis Phase	[…***…]	[…***…]
1,2	Planning and Product Feasibility Phase	[…***…]	[…***…]
1.3	Design and Development Phase	[…***…]	[…***…]
1.4	Submission Phase	[…***…]	[…***…]
Total		[…***…]	[…***…]

*Note: Assumes  […***…].

Stage 2: Clinical Development Stage and Product Registration
Phase	Milestone	Milestone Fee	Estimated Timing
2.0	Clinical Site Initiation Visit and Assay Transfer	[…***…]	[…***…]
2.0	First Patient Screened Milestone	[…***…]	[…***…]
2.0	Clinical Site Monitoring	[…***…]	[…***…]
2.1	Inter-laboratory Reproducibility Study	[…***…]	[…***…]
2.2	PMA Submission Preparation	[…***…]	[…***…]
2.2	CE/IVD Predictive Registration	[…***…]	[…***…]
2.2	Launch Decision	[…***…]	[…***…]
2.2	FDA Approval	[…***…]	[…***…]
Total		[…***…]	[…***…]

*Note: Assumes  […***…].

Where this Project Schedule refers to passed through and other optional costs incurred by Ventana, such costs  […***…].

Roles and Responsibilities

Name	Title	Phone	Address	Email Address
[…***…]	Senior Manager of Business Development	[…***…]	110 Pine Hill Road Southborough, MA	[…***…]
[…***…]	Project Leader	[…***…]	1910 E Innovation Park Dr Tucson, AZ 85755	[…***…]
[…***…]	Associate Director, Business Development	[…***…]	38 Sidney Street, Suite 200 Cambridge, MA 02139	[…***…]
[…***…]	Vice President, Translational Medicine	[…***…]	38 Sidney Street, Suite 200 Cambridge, MA 02139	[…***…]

[Signature Page Follows]

11

[Confidential Information of Blueprint and Ventana]

IN WITNESS WHEREOF, the Parties hereto have caused this Project Schedule to be executed by their duly authorized representatives as of the Effective Date first written above.

Ventana Medical Systems, Inc.		Blueprint Medicines Corporation

By:	/s/ Doug Ward	By:	/s/ Jeffrey Albers

Name:	Doug Ward	Name:	Jeffrey Albers

Title:	VP & LCL, CDx	Title:	President and CEO

[Signature Page to Project Schedule #1]

12

[Confidential Information of Blueprint and Ventana]

Project Agreement #2

A Phase 1 Study to Assess the Safety, Tolerability, Pharmacokinetics, Pharmacodynamics, and Preliminary Efficacy of BLU-554 in Patients with Hepatocellular Carcinoma and Cholangiocarcinoma incorporating the Ventana FGF19 IHC Robust Prototype Assay (RPA) for Patient Enrollment.

This Project Schedule #2, effective as of March 11, 2016, is subject to the Master Collaboration Agreement (the “Agreement”) effective March 1, 2016, that has been entered into by and between Blueprint Medicines Corporation a corporation formed under the laws of the State of Delaware, with offices located at 38 Sidney Street, Cambridge, MA 02139 (“Blueprint Medicines”) and Ventana Medical Systems, Inc., a corporation formed under the laws of the State of Delaware with office located at 1910 E. Innovation Drive, Tucson, AZ 85755 (“Ventana”).

Unless otherwise defined herein, capitalized terms used in this Project Schedule #2 shall have the definitions set forth in the Agreement.

By this Project Schedule #2, Blueprint Medicines authorizes Ventana to undertake, in accordance with the terms of the Services Agreement, the laboratory services set forth in this Scope of Work and accompanying Budget and Payment Schedule.

Overview:

This Project Schedule #2 pertains to FGF19 immunohistochemistry (IHC) analysis and result reporting for prospective patient tumor tissue samples only obtained during the course of a phase 1 clinical study conducted by Blueprint Medicines (the “Clinical Study”). The Clinical Study is titled “A Phase 1 Study to Assess the Safety, Tolerability, Pharmacokinetics, Pharmacodynamics, and Preliminary Efficacy of BLU-554 in Patients with Hepatocellular Carcinoma and Cholangiocarcinoma” (NCT02508467).  Patient samples obtained under informed consent approved by a local or central institutional review board/ethics committee will be evaluated using an analytically-validated FGF19 IHC RPA in the Ventana CAP/CLIA laboratory located in Tucson, AZ.  The assay is already validated in HCC and cholangiocarcinoma and no further validation is required.

Objectives

Samples will be evaluated prospectively from this dose-escalation study to determine FGF19 expression using the Ventana FGF19 IHC RPA in the Ventana CAP CLIA lab.

Samples

It is estimated that up to approximately  […***…] will be analyzed during the course of this project; the exact number may vary pending various study-related variables.  Samples will be obtained from patients with hepatocellular carcinoma or cholangiocarcinoma.  Samples will be provided to Ventana as either formalin-fixed, paraffin-embedded (FFPE) tissue blocks or a set of  […***…] sections on positively-charged glass slides (Superfrost Plus) in which case a minimum of  […***…] will be provided.  Samples will be shipped to Ventana either directly from investigational sites or by a central laboratory (Q2 Solutions) contracted by Blueprint Medicines to manage sample logistics.  The key contact for this study at Q2 Solutions is  […***…], Project Manager, Q2 Solutions, Mobile  […***…], Fax +  […***…], […***…].

Turn Around Time (TAT) and Logistics for Sample Analysis

•TAT is 5 days and by definition starts from the time when the samples are received and accepted (Accessioned) by Translational Diagnostics Laboratory Services (TDx LS), i.e., DAY 0, until the pathology score is reported to the site or designated party.

•If applicable, Blueprint and/or its contracted clinical sites will use the Ventana LabVantage IT System for sample ordering and tracking as directed at the Project Team Level.  Pathology score summaries will be made available to Blueprint or its designee (Chiltern) immediately following the TAT via Ventana’s IT platform.

For cases where a sample cannot be reconciled, Ventana will contact Chiltern International to make a decision regarding whether or not to proceed with analysis of the sample. The Chiltern contact is  […***…], Project Manager:  […***…], Mobile  […***…], Fax:  […***…]. Ventana will be responsible for responding to queries generated by Blueprint Medicines or its designee regarding reconciliation of samples during the course of the study.  When samples are provided to Ventana as FFPE blocks, unused tissue and slides will be shipped to the central laboratory Q2 Solutions contracted by Blueprint Medicines.  Upon notification by Blueprint Medicines, samples provided as slides (including stained and unused slides) will be either be shipped to the central laboratory Q2 Solutions (or an alternative vendor) contracted by Blueprint Medicines or destroyed with documentation of sample disposition retained by Ventana.

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Confidential and Proprietary Information of Ventana and Blueprint Medicines

Final Study Deliverable (Data/Results Reporting)

Final study data will be delivered in an agreed upon file format.  An automatically QC’d data file will be generated and uploaded to Blueprint and/or its designees, i.e., Chiltern International as described above. The format and structure of these data will be agreed upon prior to the delivery of these data.  If any data parsing or reformatting are required, then subject to Blueprint’s prior written approval, additional fees and time to delivery may be incurred.  A final clinical study report summarizing the study results and findings (if any) may be provided at additional time and cost and will be delivered on a mutually agreed upon schedule.  Additionally all stained slides and copies of captured images will be provided on a mutually agreed upon schedule.  Ventana will be responsible for responding to queries generated by Blueprint Medicines or its designee regarding reconciliation of data transfers during the course of the study.

Project Timelines

The dose-escalation stage of the Clinical Study began in 2015.  Approximately  […***…] patients will be enrolled in the dose-escalation stage.  The dose-escalation stage will require approximately  […***…] to be completed.  The dose-expansion stage will require approximately  […***…] to complete and will enroll  […***…] patients.  The timeline for enrollment of the study expansion is approximate and dependent on Blueprint’s ability to identify and open investigational sites and the availability of potentially eligible patients.

Assay for Clinical Study

Ventana will be responsible for manufacture of the assay components required for analysis of samples obtained from the Clinical Study.  Based upon a forecast provided to Ventana by Blueprint, Ventana will ensure that it maintains sufficient inventories of assay reagents as necessary to complete the Clinical Study.  Ventana will also ensure that it has sufficient staff trained on the performance of the assay and will monitor the performance of the assay in connection with the Clinical Study.

Project Management

Ventana will assign dedicated personnel who will ensure project management and data quality.

2.          Budget for Clinical Sample Analysis

All fees are in US dollars.

2.1.      Assay Access Fee – FGF19 Assay

Assay Access Fee	Assay	Amount	Payment Due
Access to RPA	FGF19 IHC RPA	Waived	No charge

2.2.      Clinical Sample Analysis – Itemized Fixed Costs

Itemized Laboratory Services	Description of Services	Costs	Estimated Multiplier	Projected Total Cost
Clinical Study Image Set-Up	Set-Up of Firewall between various projects by various sponsors	[…***…]	[…***…]	[…***…]
Clinical Study Set Up	Initial Clinical Study Setup	[…***…]	[…***…]	[…***…]
Database Management

Database set up, data entry, data backup and storage, data transfer to Blueprint and/or Blueprint’s clinical research organization (CRO) – per sample; database will be a FDA Part 11 compliant Laboratory Information System

		[…***…]	[…***…]	[…***…]

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Confidential and Proprietary Information of Ventana and Blueprint Medicines

Itemized Laboratory Services	Description of Services	Costs	Estimated Multiplier	Projected Total Cost
Project Management	Management of study materials (lab manuals, study binders), deliverable milestones, timelines, Quality Control	[…***…]	[…***…]	[…***…]
Reagent New Lot Validation: Ventana Reagents (ex: antibody, probe)	Per Reagent	[…***…]	[…***…]	[…***…]
Significant Risk Determination (SRD)*		[…***…]	[…***…]	[…***…]
Investigational Device Exemption (IDE) - Significant Risk – If Needed		[…***…]	[…***…]	[…***…]
Investigational Device Exemption (IDE) Maintenance – If needed		[…***…]	[…***…]	[…***…]
IRB Submission – Annual Review (per additional year of study if needed)		[…***…]	[…***…]	[…***…]
IRB Submission – Study Maintenance (amendments, closure requests, etc., if needed)		[…***…]	[…***…]	[…***…]
Final Report	Final Report (data analysis of FGF19 in an agreed to format)	[…***…]	[…***…]	[…***…]
Projected Sub Total (excludes “if needed” line items)				[…***…]

* Email confirmation from Kelley Wolfe on 30-Nov-2015 Ventana has determined that a SRD is not required.

2.3.      Sample Analysis – Itemized Laboratory Services and Fees FGF19 Assay

	Estimated # of slides or blocks	Cost per Test	Projected Total
Slide/block accessioning fee per case	[…***…]	[…***…]	[…***…]
H&E Stain	[…***…]	[…***…]	[…***…]
H&E Pathology Review	[…***…]	[…***…]	[…***…]
IHC Negative Control (non-immune IgG) Staining	[…***…]	[…***…]	[…***…]
IHC Negative Control – Pathology Score	[…***…]	[…***…]	[…***…]
FGF19 IHC Staining	[…***…]	[…***…]	[…***…]

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Confidential and Proprietary Information of Ventana and Blueprint Medicines

Staining and Pathology Testing Charges	Estimated # of slides or blocks	Cost per Test	Projected Total
FGF19 IHC Pathology Score (Total Percent of Positive Tumor Cells)	[…***…]	[…***…]	[…***…]
Clinical Sample Image – Scan* *Image capture and scan; PER STAIN upon request only, e.g., just FGF19 positives	[…***…]	[…***…]	[…***…]
PROJECTED SUB TOTAL			[…***…]

Total CAP/CLIA Laboratory Cost

Category	Projected Cost
Assay Access Fee	No Charge
CAP/CLIA Lab Itemized Fixed Costs	$ […***…]
Clinical Sample Analysis	$ […***…]
Total	$ […***…]

Payment Terms: Invoiced monthly after completion of sample analysis.  For the avoidance of doubt, Blueprint Medicines will only be charged for the actual, not estimated, services performed as described herein.

All invoices should contain the following information in order for them to be processed efficiently:

•          Invoice Number

•          Invoice Date

•          Reference to <agreed to reference point>

•          Blueprint Medicines, Purchase Order Number (PO#)

•          Blueprint Medicines, Project Number <may be redundant>

•          Description of Services with Itemization: Stage and milestone identifications

•          Deliverables

•          Total Amount Due

•          Payee Name and Tax ID Number

•          Payment Address

•          Name of requisitioner

•          Contact person for any invoice questions

Additionally, invoices shall be submitted to Blueprint at the following email address: ap@blueprintmedicines.com.

All invoices will be paid by Blueprint Medicines as follows:

Credit DDA Name:	Ventana Medical Systems, Inc.
Tax Payer ID#:	[…***…]
Address:	[…***…]
Credit Bank:	[…***…]
Credit Bank address	[…***…]
Credit ABA:	[…***…]
Credit: DDA	[…***…]
Citi SWIFT Code:	[…***…]

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Confidential and Proprietary Information of Ventana and Blueprint Medicines

Pass Through Expenses

The following expenses will be billed as needed and agreed by the parties:

Tissue Acquisition: This work does not require tissue acquisition by Ventana.

Other:  Any unforeseen project related expenses incurred by Ventana will be discussed in good faith by the Parties and agreed to prior to Ventana submitting to Blueprint invoices due for reimbursement.

Roles and Responsibilities:

Though subject to change based on employment, the initial companies’ representatives will be:

Name	Title	Phone & Fax	Address	Email Address
[…***…]	Senior Director of Business Development	[…***…]	1910 E. Innovation Park Dr., Tucson, AZ 85755	[…***…]
[…***…]	Senior Manager, Business Development	[…***…]	110 Pine Hill Road, Southborough, MA 01772	[…***…]
[…***…]	Associate Director, Business Development	[…***…]	38 Sidney Street Cambridge, MA 02139	[…***…]
[…***…]	Vice President Translational Medicine	[…***…]	38 Sidney Street Cambridge, MA 02139	[…***…]

Scope Changes

In making changes to this Work Order, the parties will seek a “least burdensome approach” and will, to the extent reasonably practicable in light of such regulatory feedback, minimize the changes in activities and milestone payments under this Work Order.

The Work Order may be executed in one or more counterparts by the parties by signature of a person having authority to bind the party, which may be by facsimile signature, each of which when executed and delivered, by facsimile transmission or by mail delivery, will be an original and all of which will constitute but one and the same Work Order.

IN WITNESS WHEREOF, the parties hereto have caused this Work Order to be executed by their duly authorized officers the day and year written below:

Ventana Medical Systems, Inc.		Blueprint Medicines Corporation

By:	/s/ Doug Ward	By:	/s/ Anthony Boral

Name: Doug Ward		Name: Anthony Boral

Title: VP & LCL, CDx		Title: Chief Medical Officer

Date: March 16, 2016		Date: March 22, 2016

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Confidential and Proprietary Information of Ventana and Blueprint Medicines

Project Schedule #3

FGF19 Microdissection Project

This Project Schedule #3, effective as of April 8th, 2016, is subject to the Master Collaboration Agreement (the “Agreement”) effective March 1,2016, that has been entered into by and between Blueprint Medicines Corporation a corporation formed under the laws of the State of Delaware, with offices located at 38 Sidney Street, Cambridge, MA 02139 (“Blueprint Medicines”) and Ventana Medical Systems, Inc., a corporation formed under the laws of the State of Delaware with office located at 1910 E. Innovation Drive, Tucson, AZ 85755 (“Ventana”).

Unless otherwise defined herein, capitalized terms used in this Project Schedule #3 shall have the definitions set forth in the Agreement.

By this Project Schedule #3, Blueprint Medicines authorizes Ventana to undertake, in accordance with the terms of the Services Agreement, the laboratory services set forth in this Scope of Work and accompanying Budget and Payment Schedule.

Overview:

Blueprint Medicines is evaluating the previously developed Ventana FGF19 IHC RPA for use as a potential companion diagnostic in its BLU‑554 drug development program.

This Project Schedule #3 pertains to additional analysis into previously identified tissue blocks tested using the Ventana FGF19 IHC RPA for subsequent microdissection performed at Ventana and molecular analysis by RT PCR performed at Blueprint.

Tissue samples and/or subsequent extractions will be shared between the Parties as described below. Activities required of Ventana will be performed in the Ventana Assay Development laboratory located in Tucson, AZ.

Extractions for RNA analysis sent from Ventana to Blueprint will be QC’d to confirm concentrations higher than […***…].

Objectives

The objective of this Project Schedule #3 is to gain a better understanding of […***…] in tissue samples relevant to Blueprint Medicines clinical development programs.

Samples

The samples to be interrogated with this Exhibit C have been previously used by Ventana in FGF19 IHC RPA development and have been stored per Ventana internal procedures.

Activities Description

Tier 1:  Obtain sections from […***…] FGFI9 IHC‑positive blocks […***…] and […***…] FGFI9 IHC‑negative blocks […***…].  Isolate and send RNA to Blueprint to perform FGF19 PCR in‑house.

Blocks and slice specifications: […***…] slices / “tissue curls” at […***…] each per tissue block.  This should provide enough RNA to conduct PCR […***…].

Product/Service	Description	Price	Units	Total
[…***…] blocks	on site at Ventana	[…***…]	[…***…]	[…***…]
Curls	[…***…] curl at […***…] microns/block	[…***…]	[…***…]	[…***…]

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Confidential and Proprietary Information of Ventana and Blueprint Medicines

Product/Service	Description	Price	Units	Total
Sections	H&E, Neg. and F6F19 x 4 blocks	[…***…]	[…***…]	[…***…]
Isolate and quantify RNA	[…***…]	[…***…]	[…***…]	[…***…]
Isolate and quantify RNA	[…***…]	[…***…]	[…***…]	[…***…]
Shipping	[…***…]	[…***…]	[…***…]	[…***…]
H&E Staining	[…***…]	[…***…]	[…***…]	[…***…]
Neg FGF19 staining	[…***…]	[…***…]	[…***…]	[…***…]
TOTAL				[…***…]

Tier 2:  […***…]  ([…***…]% of tissue is positive) & […***…]  ([…***…]% of tissue is positive) - Positive vs Negative Regions from each.  Microdissect out all neoplastic hepatocytes vs. stroma.  Isolate and send RNA to Blueprint for FGF19 PCR.)

Product/Service	Description`	Price	Units	Total
Sections	([…***…] blocks - […***…] slides and […***…] slides)	[…***…]	[…***…]	[…***…]
FGF19 Staining-[…***…] blocks	[…***…] slide per block	[…***…]	[…***…]	[…***…]
Annotation per Block	Per Block	[…***…]	[…***…]	[…***…]
Dissection per slide	[…***…] to […***…] (may vary)	[…***…]	[…***…]	[…***…]
Isolate and quantify RNA	Fixed Cost	[…***…]	[…***…]	[…***…]
Isolate and quantify RNA	Per sample ([…***…]/block)	[…***…]	[…***…]	[…***…]
qRT-PCRQC	Per sample ([…***…]/block)	[…***…]	[…***…]	[…***…]
TOTAL				[…***…]

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Confidential and Proprietary Information of Ventana and Blueprint Medicines

Tier 3:  If needed only and agreed upon within project teams, […***…] ‑ Positive Tumor vs Positive Stroma from each.  VMSI to provide […***…] unstained glass slides from each of the […***…] tissue blocks mentioned above ‑ this will be for performing ISH.

Product/Service	Description	Price	Units	Total
Sections	([…***…] blocks ‑ […***…] slides and […***…] slides)	[…***…]	[…***…]	[…***…]
FGF19 Staining ‑ […***…] blocks	[…***…] slide per block	[…***…]	[…***…]	[…***…]
Annotation per Block	Per Block	[…***…]	[…***…]	[…***…]
Dissection per slide	[…***…] to […***…] (may vary)	[…***…]	[…***…]	[…***…]
Isolate and quantify RNA	Fixed Cost	[…***…]	[…***…]	[…***…]
Isolate and quantify RNA	Per sample ([…***…]/block)	[…***…]	[…***…]	[…***…]
qRT‑PCR QC	Per sample ([…***…]/block)	[…***…]	[…***…]	[…***…]
TOTAL				[…***…]

Summary

Tier l	[…***…]
Tier 2	[…***…]
Tier 3	[…***…]
TOTAL	[…***…]

Final Study Deliverable (Data/Results Reporting)

Results of sample analyses will be provided to the clinical trial investigator as PDF reports within […***…] business days of receipt at Ventana.  Ventana will also provide data/results in electronic form to Blueprint Medicines and/or its designee in the format and frequency (e.g., monthly) agreed upon in a date transfer plan.  Ventana will be responsible for responding to queries generated by Blueprint Medicines or its designee regarding reconciliation of data transfers during the course of the study.  Ventana will provide a final summary at completion of the clinical study to Blueprint Medicines (or a designee).

Project Timelines

The projected start of this Scope of Work is April 15, 2016 and expected completion date is June 30th, 2016.

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Confidential and Proprietary Information of Ventana and Blueprint Medicines

Assay for Clinical Study

Ventana will be responsible for manufacture of the assay components required for analysis of samples obtained from the Clinical Study. Based upon a forecast provided to Ventana by Blueprint, Ventana will ensure that it maintains sufficient inventories of assay reagents as necessary to complete conduct of the Clinical Study.  Ventana will also ensure that it has sufficient staff trained on the performance of the assay and will monitor the performance of the assay in connection with the Clinical Study.

Project Management

Ventana will assign dedicated personnel who will ensure project management and data quality.

Payment Terms:  Invoiced monthly after completion of sample analysis.  For the avoidance of doubt, Blueprint Medicines will only be charged for the actual, not estimated, services performed as described herein.

All invoices should contain the following information in order for them to be processed efficiently:

Invoice Number

Invoice Date

Reference to <agreed to reference point>

Blueprint Medicines, Purchase Order Number (PO#)

Blueprint Medicines, Project Number <may be redundant>

Description of Services with Itemization: Stage and milestone identifications

Deliverables

Total Amount Due

Payee Name and Tax ID Number

Payment Address

Name of requisitioner

Contact person for any invoice questions

Additionally, invoices shall be submitted to Blueprint at the following email address: […***…].

All Invoices will be paid by Blueprint Medicines as follows:

Credit DDA Name:	Ventana Medical Systems, Inc.
Tax Payer ID#:	[…***…]
Address:	[…***…]
Credit Bank:	[…***…]
Credit Bank address	[…***…]
Credit ABA:	[…***…]
Credit: DDA	[…***…]
Citi SWIFT Code:	[…***…]

Pass Through Expenses

The following expenses will be billed as needed and agreed by the parties:

Tissue Acquisition:  This work does not require tissue acquisition by Ventana.

Other: Any unforeseen project related expenses incurred by Ventana will be discussed in good faith by the Parties and agreed to prior to Ventana submitting to Blueprint invoices due for reimbursement.

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Confidential and Proprietary Information of Ventana and Blueprint Medicines

Roles and Responsibilities:

Though subject to change based on employment, the initial companies’ representatives will be:

Name	Tide	Phone & Fax	Address	Email Address
[…***…]	Senior Director of Business Development	[…***…]	1910 E. Innovation Park Dr., Tucson, AZ 85755	[…***…]
[…***…]	Senior Manager, Business Development	[…***…]	110 Pine Hill Road Southborough, MA 01772	[…***…]
[…***…]	Associate Director, Business Development	[…***…]	38 Sidney Street Cambridge, MA 02139	[…***…]
[…***…]	Vice President Translational Medicine	[…***…]	38 Sidney Street Cambridge, MA 02139	[…***…]

Scope Changes

In making changes to this Work Order, the parties will seek a “least burdensome approach” and will, to the extent reasonably practicable in light of such regulatory feedback, minimize the changes in activities and milestone payments under this Work Order.

The Work Order may be executed in one or more counterparts by the parties by signature of a person having authority to bind the party, which may be by facsimile signature, each of which when executed and delivered, by facsimile transmission or by mail delivery, will be an original and all of which will constitute but one and the same Work Order.

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Confidential and Proprietary Information of Ventana and Blueprint Medicines

IN WITNESS WHEREOF, the parties hereto have caused this Work Order to be executed by their duly authorized officers the day and year written below:

Ventana Medical Systems, Inc.	Blueprint Medicines Corporation
By: /s/ Doug Ward	By: /s/ Jeffrey Albers
Name: Doug Ward	Name: Jeffrey Albers
Title: VP & LCL, CDx	Title: CEO
Date: April 21, 2016	Date: May 6, 2016

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Confidential and Proprietary Information of Ventana and Blueprint Medicines